Exhibit 10.1

Confidential Treatment – Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

OUT-LICENCE AGREEMENT

by and between

ASTRAZENECA AB

and

NEOPROBE CORPORATION

DATE: 9 DECEMBER 2011

9 December 2011 AZ./.Neoprobe

TABLE OF CONTENTS

1	Definitions	1

2	Construction	12

3	Grant of Rights	12
3.1	Licence Grants to Neoprobe	12
3.2	Option to Negotiate a Joint Commercial Arrangement	14
3.3	Assignment of Regulatory Documentation	15
3.4	Right of Reference	15
3.5	Sublicences	16
3.6	Exclusivity Term	17

4	Confirmatory Patent Licences	17

5	Development and Commercialisation	17
5.1	Information Disclosure; Assistance	17
5.2	Diligence Obligations	18
5.3	Breach of Diligence Obligations	19
5.4	AstraZeneca’s Retained Obligations	20
5.5	Management of the Development Activities	20
5.6	Records and Reporting	22
5.7	Communications with Health Authorities	23

6	Consideration	23
6.1	Milestone Payments	23
6.2	Royalties	24
6.3	Sublicensee Revenue	25
6.4	Royalty Term	25
6.5	Sales Subject to Royalties	25
6.6	Royalty Payments	26
6.7	Records Retention; Audit	26
6.8	Mode of Payment	27
6.9	Currency	27
6.10	Taxes	27
6.11	Interest on Late Payment	28

(i)	9 December 2011 AZ./.Neoprobe

7	Supply to AstraZeneca	28

8	Ownership of Intellectual Property and Regulatory Documentation	29
8.1	Ownership of Inventions	29
8.2	Ownership of Licensed Patents and Licensed Know-How	29
8.3	Ownership of Regulatory Documentation	29
8.4	Ownership of Joint Patents and Joint Know-How	30

9	Adverse Event Reporting and Product Recall	30
9.1	Adverse Event Reporting	30
9.2	Notification and Recall	30

10	Confidentiality & Non-Disclosure	31
10.1	Defined; General Obligations	31
10.2	Permitted Disclosures	31
10.3	Exclusions	32
10.4	Use of Name	34
10.5	Publications	34
10.6	Equitable Relief	35

11	Trademarks and INN	35

12	Representations and Warranties	35
12.1	Representations, Warranties and Covenants	35
12.2	Additional Representations and Warranties of AstraZeneca	37
12.3	DISCLAIMER OF WARRANTY	38

13	Indemnity	39
13.1	Indemnification of AstraZeneca	39
13.2	Indemnification of Neoprobe	39
13.3	Notice of Claim	40
13.4	Indemnification Procedures	40
13.5	LIMITATION ON DAMAGES	42
13.6	Insurance	43

(ii)	9 December 2011 AZ./.Neoprobe

14	Maintenance and Prosecution of Patents	43
14.1	Licensed Patents	43
14.2	Cooperation	43
14.3	AstraZeneca Election not to Prosecute	44
14.4	Neoprobe Election not to Reimburse	44
14.5	Joint Patents	45
14.6	AstraZeneca Liability	45

15	Enforcement of Patents	46
15.1	Rights and Procedures	46
15.2	ANDA Certification	47
15.3	Costs and Expenses	47

16	Potential Third Party Rights	47
16.1	Third Party Licences	47
16.2	Invalidity or Unenforceability Defences or Actions	48
16.3	Third Party Litigation	49

17	Term and Termination	49
17.1	Term	49
17.2	Termination by Neoprobe	50
17.3	Termination for Material Breach	50
17.4	Termination by AstraZeneca	51
17.5	Change of Control	51
17.6	Consequences of Termination	52
17.7	Accrued Rights; Surviving Obligations	54
17.8	Termination Upon Insolvency	55
17.9	Rights in Bankruptcy	55

18	Force Majeure	56

19	Assignment	57

20	Severability	57

21	Governing Law and Arbitration	57
21.1	Governing Law	57
21.2	Arbitration	58
21.3	Attorneys’ Fees and Related Costs	58

(iii)	9 December 2011 AZ./.Neoprobe

22	Notices	58
22.1	Notice Requirements	58
22.2	Address for Notice	59

23	Standstill	59

24	Relationship of the Parties	61

25	Entire Agreement	62

26	English Language	62

27	Amendment	62

28	Waiver and Non-Exclusion of Remedies	62

29	No Benefit to Third Parties	63

30	Further Assurance	63

31	Expenses	63

32	Counterparts	63

(iv)	9 December 2011 AZ./.Neoprobe

Confidential Treatment – Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

LICENCE AGREEMENT

This Licence Agreement (the “Agreement”) is made effective as of the 9th day of December 2011 (the “Effective Date”) by and between:

(1)	ASTRAZENECA AB, a Swedish corporation with offices at S-151 85 Södertälje, Sweden (“AstraZeneca”); and

(2)	Neoprobe Corporation, a Delaware USA corporation with offices at 425 Metro Place North, Suite 300, Dublin, OH 43017, United States (“Neoprobe”)

Recitals

(A)	WHEREAS, AstraZeneca has rights in respect of AZD4694 primarily intended for diagnostic use in the area of Alzheimer’s Disease and other central nervous system disorders in humans;

(B)	WHEREAS, Neoprobe itself and through sub-contractors has experience in, among other things, the development and commercialisation of diagnostic and other pharmaceutical compounds; and

(C)	WHEREAS, AstraZeneca desires to grant a licence to Neoprobe, and Neoprobe desires to take a licence, to develop and commercialise the above-mentioned pharmaceutical compound in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1	Definitions

Unless otherwise specifically provided herein, the following terms, when used with a capital letter at the beginning, shall have the following meanings:

1.1	“Affiliate” means, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, resolution, regulation or otherwise, or (b) to own more than 50% of the outstanding voting securities or other ownership interest of such Person.

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1.2	“Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Health Authorities, that may be in effect from time to time in the Territory.

1.3	“Additional Markets” means each of [*].

1.4	“AstraZeneca Clinical Studies” means the Phase II Clinical Trials regarding the Licensed Product in accordance with each Study Plan carried out by or on behalf of AstraZeneca or its Affiliates as of the Effective Date.

1.5	“Breaching Party” has the meaning set forth in Section 17.3.

1.6	“Calendar Quarter” means each successive period of three (3) calendar months commencing on 1st January, 1st April, 1st July and 1st October.

1.7	“Calendar Year” means each successive period of twelve (12) calendar months commencing on 1st January.

1.8	“Change of Control,” with respect to any Person, means an event in which:

1.8.1	any other Person or group of Persons acquires beneficial ownership of securities of such first Person representing more than fifty percent (50%) of the voting power of the then outstanding securities of such first Person with respect to the election of directors of such first Person; or

1.8.2	such Person enters into a merger, consolidation or similar transaction with another Person in which such first Person is not the surviving entity in such transaction.

1.8.3	such Person enters into a merger, consolidation or similar transaction with another Person in which such Person is the surviving entity in such transaction but (i) the members of the Board of Directors of such Person immediately prior to such transaction constitute less than fifty percent (50%) of the members of the Board of Directors of such Person following such transaction or (ii) the Persons who beneficially owned the outstanding voting securities of such Person immediately prior to such transaction cease to beneficially own securities of such Person representing at least fifty percent (50%) of the voting power of the then outstanding securities of such Person with respect to the election of directors immediately after such transaction in substantially the same proportions as their ownership of securities of such Person immediately prior to such transaction; or

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1.8.4	such Person sells to any Person(s), in one or more related transactions, properties or assets (i) representing more than fifty percent (50%) of such Person’s consolidated total assets or (ii) from which more than fifty percent (50%) of such Person’s consolidated operating income for its most recent fiscal year was derived.

1.9	“Commercially Reasonable Efforts” means, with respect to the research, development, Manufacture or commercialisation of a Licensed Product, as the case may be, efforts and resources commonly used by prudent business persons in the research-based pharmaceutical industry for products with similar commercial potential at a similar stage in their lifecycle. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Licensed Product, without regard to any other product opportunities of such Party. For purposes of this Agreement, Commercially Reasonable Efforts will not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the extraordinary or unreasonable expenditure of funds.

1.10	“Complaining Party” has the meaning set forth in Section 17.3.

1.11	“Compound” or “Compounds” means the compound AZD4694 described in Schedule 1 or any other radioligand compound that binds to A-beta, covered by the Licensed Patents, including any intermediates, precursors, metabolites, salts, esters, free acid forms, free base forms, pro-drug forms, racemates and all optically active forms of any such compound.

1.12	“Confidential Information” has the meaning set forth in Section 10.1.

1.13	“Control” means, with respect to any item of Information, Patent or Intellectual Property Right, possession of the right, whether directly or indirectly, and whether by ownership, licence or otherwise, to assign, or grant a licence, sublicense or other right to or under, such Information, Patent or Intellectual Property Right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

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1.14	“Data Exclusivity” means any data or market exclusivity periods, including any such periods listed in the FDA’s Orange Book or periods under national implementations of Directive 2001/EC/83, and all international equivalents.

1.15	“Development Activities” has the meaning defined in Section 5.5.1.

1.16	“Development Plan” means the plan attached as a Schedule 2, outlining the Development Activities and setting forth prioritisation criteria for specific components under the Development Activities, including proposed dates for experimental initiation and completion of each stage of the Development Activities.

1.17	“Direct Costs” means materials, labor and expenses related to the production of a Compound or Licensed Product.

1.18	“Disclosing Party” has the meaning set forth in Section 10.1.

1.19	“Drug Master File” means the chemistry, manufacturing and control documentation for a Compound or Licensed Product filed by AstraZeneca with a Health Authority.

1.20	“Effective Date” has the meaning set forth in the preamble to this Agreement.

1.21	“Europe” means the European Economic Area as it may be constituted from time to time.

1.22	“Exploit” means to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, hold/keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of, a product or process.

1.23	“Exploitation” means the act of Exploiting a product or process.

1.24	“Field” means the diagnosis, imaging or other assessment of central nervous system disorders.

1.25	“First Commercial Sale” means the first sale for monetary value for use or consumption by the general public of a Licensed Product in a country in the Territory.

1.26	“Force Majeure” has the meaning set forth in Section 18.1.

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1.27	“Force Majeure Party” means a Party prevented or delayed in its performance under this Agreement by an event of Force Majeure.

1.28	“GAAP” means Generally Accepted Accounting Principles as in effect in the United States.

1.29	“Government Official” means any Person employed by or acting on behalf of a government, government-controlled entity or public international organization; any political party, party official or candidate; any Person who holds or performs the duties of an appointment, office or position created by custom or convention; and any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.30	“Grant-Back Patents” means any Patents that, at the termination of this Agreement, Neoprobe or its Affiliates own or otherwise Control and are necessary or reasonably useful for the Exploitation of the Licensed Products or Compounds or that claim or cover Neoprobe’s Improvements to the Licensed Products or Compounds.

1.31	“Health Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Compounds or Licensed Products in the Territory.

1.32	“Health Registration Approval” means, with respect to a country in the Territory, any and all approvals, licences, registrations or authorisations of any Health Authority necessary to distribute, sell or market a Licensed Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorisations (including any prerequisite Manufacturing approval or authorisation related thereto), (c) labelling approval and (d) technical, medical and scientific licences.

1.33	“Improvements” means any invention, discovery, development or modification with respect to a Compound or Licensed Product or relating to the Exploitation thereof, whether or not patented or patentable, that is conceived, reduced to practice, discovered, developed or otherwise made at any time during the term of this Agreement, including any enhancement in the efficiency, operation, Manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage of such Compound or Licensed Product, any discovery or development of any new or expanded indications for such Compound or Licensed Product or any discovery or development that improves the stability, safety or efficacy of such Compound or Licensed Product.

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1.34	“Indemnification Claim Notice” has the meaning set forth in Section 13.3.

1.35	“Indemnified Party” means a Party seeking to recover a Loss under Section 13.1 or 13.2.

1.36	“Indemnifying Party” means a Party from whom recovery of a Loss is sought under Section 13.1 or 13.2.

1.37	“Indemnitee” has the meaning set forth in Section 13.3.

1.38	“Indirect Costs” means costs related to the production of a Compound or Licensed Product that are not directly accountable to the particular production function or product, and which may be fixed or variable, including, but not limited to, taxes, administration, personnel and security costs.

1.39	“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes.

1.40	“Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, in written, electronic or any other form now known or hereafter developed, but excluding the Regulatory Documentation and the Drug Master File.

1.41	“Intellectual Property Rights” means trademarks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software), database rights and any rights or property similar to any of the foregoing (other than Patents) in any part of the world whether registered or not registered together with the right to apply for the registration of any such rights.

1.42	“Joint Know-How” has the meaning set forth in Section 8.4.

1.43	“Joint Patents” has the meaning set forth in Section 8.4.

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1.44	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 5.5.1.

1.45	“Karolinska Agreement” means the Research Collaboration Agreement entered into by and between AstraZeneca and Karolinska Institutet, Stockholm, Sweden, on 30 May 2006 regarding research collaboration on PET.

1.46	“Knowledge” means the good faith understanding of the vice presidents, senior vice presidents, executive vice presidents in the area of the Central Nervous System and Pain Innovative Medicines Unit within AstraZeneca of the facts and information then in their possession without any duty to conduct any investigation with respect to such facts and information.

1.47	“Licensed Know-How” means all Information that is Controlled by AstraZeneca or its Affiliates as of the Effective Date set forth in Schedule 3 or that is otherwise necessary for the Exploitation of the Compounds or the Licensed Products, that is not generally known, but excluding any Information to the extent covered or claimed by the Licensed Patents.

1.48	“Licensed Patents” means (a) all patent applications and patents set forth in Schedule 4 hereto, and (b) any Patents deriving from such patent applications.

1.49	“Licensed Product” means products in forms suitable for human applications that contain a Compound as the sole active ingredient.

1.50	“Losses” means any and all liabilities, claims, demands, causes of action, damages, loss and expenses, including interest, penalties, reasonable lawyers’ fees and disbursements, economic loss and loss of profit, future revenue and reputation or goodwill, whether or not foreseeable. In calculating Losses, the legal duty to mitigate on the part of the Party suffering the Losses shall be taken into account.

1.51	“Major Market” means each of [*].

1.52	“Manufacture” and “Manufacturing” means, with respect to a product or compound, the synthesis, manufacturing, processing, formulating, packaging, labelling, holding, quality control testing and radiolabelling of such product or compound.

1.53	“Neoprobe Product Data” has the meaning set forth in Section 17.6.2(a).

1.54	“Neoprobe Trademarks” means all Trademarks used by or on behalf of Neoprobe, its Affiliates or Sublicensees prior to the termination of this Agreement in connection with the Compounds or Licensed Products and any registrations thereof, or any pending applications relating thereto.

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1.55	“Net Sales” means (i) the gross amount invoiced on sales of a precursor of the Compound by Neoprobe or its Affiliates to Third Parties or to its Sublicensees, and (ii), subject to Section 6.3, the gross amount invoiced on sales of the Licensed Product by Neoprobe, its Affiliates or Sublicensees to Third Parties in each case after deduction of:

1.55.1	normal and customary trade or quantity discounts (including chargebacks and allowances) actually allowed;

1.55.2	amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates;

1.55.3	rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program in the United States or equivalent governmental program in any other country;

1.55.4	transportation costs, distribution expenses, special packaging and related insurance charges to the extent that such items are included in the gross amount invoiced;

1.55.5	with respect to Neoprobe’s or its Affiliates’ sales directly to hospitals and other end users as contemplated under (ii) above, compounding and pharmacy preparation charges not exceeding [*] of the gross amount invoiced on such sales of Licensed Product, to the extent that such items are included in the gross amount invoiced; and

1.55.6	excise taxes, Indirect Taxes and customs duty imposed on the sale, importation, use or distribution of the Licensed Products (but not including taxes assessed against the income derived from such sale).

Any of the deductions listed above that involves a payment by Neoprobe or its Affiliates or Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is incurred by such entity. For purposes of calculating the Net Sales of bundled products, deductions shall be apportioned across all products in the bundle on a fair and reasonable basis, provided that the percentage rebate or discount apportioned to the Licensed Product shall not exceed the percentage rebate or discount applied in total to the bundled products. Similarly the total price payable for a bundled product shall be apportioned between Licensed Product and other product within the bundle on a fair and reasonable basis.

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By way of example and without limiting the generality of what is stated in the first paragraph of this Section 1.55, sales by Neoprobe of precursors to a radiopharmacy (which is a Sublicensee) would trigger the calculation under (i), and the radio pharmacy’s sales of the Licensed Product to Third Parties would trigger an additional amount under (ii), if any, in accordance with what is stated in Section 6.3. Should Neoprobe have appointed a Sublicensee that would do the sales of the precursor to a radiopharmacy then the sales by Neoprobe to such first Sublicensee would be part of the Net Sales under (i) and the ultimate Sublicensee’s sales to a Third Party would generate an additional amount under (ii), if any.

1.56	“Notice Period” has the meaning set forth in Section 17.3.

1.57	“Party” means either AstraZeneca or Neoprobe and “Parties” means both AstraZeneca and Neoprobe.

1.58	“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.59	“Payments” has the meaning set forth in Section 6.10.1.

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1.60	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organisation, including a government or political subdivision, department or agency of a government.

1.61	“Phase II Clinical Trial” means a human clinical trial to be conducted in a number of patients estimated to be sufficient to initially test efficacy of the Licensed Product as a commercial imaging agent at a standard suitable to enable Phase III Clinical Trials to be commenced with the Licensed product.

1.62	“Phase III Clinical Trial” means a large scale, pivotal, multi-centre, human clinical trial to be conducted in a number of patients estimated to be sufficient to establish efficacy of the Licensed Product as a commercial imaging agent at a standard suitable to obtain a Health Registration Approval to market and sell such Licensed Product in a Major Market (excluding dose ranging studies). A Phase III Clinical Trial shall be deemed to have commenced on the date the first patient is enrolled in such Phase III Clinical Trial.

1.63.	“Promote,” with correlative meanings, means any activity to market, promote or communicate the sale, supply or use of the Licensed Product, including advertising, discussing the Licensed Product with doctors, patients and other potential customers, making announcements, arranging and attending medical/scientific meetings and invitations or sponsorship to attend medical/scientific meetings and public relations activities, and any other activities normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription or other pharmaceutical product.

1.64	“Regulatory Documentation” means all applications, registrations, licences, authorisations and approvals (including all Health Registration Approvals), all correspondence submitted to or received from Health Authorities (including minutes and official contact reports relating to any communications with any Health Authority) and all supporting documents and all clinical studies and tests, relating to any Compounds or Licensed Products, and all data contained in any of the foregoing, including all investigational new drug applications, Health Registration Approvals, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

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1.65	“Study Plan” means each clinical study plan set forth in Schedule 5

1.66	“Sublicensee” has the meaning set out in Section 3.5.

1.67	“Territory” means all countries in the world, except for those countries in which this Agreement is terminated.

1.68	“Third Party” means any Person not including the Parties, the Parties’ respective Affiliates or Sublicensees.

1.69	“Third Party Claim” has the meaning set forth in Section 13.1.

1.70	“Trademark” means any word, name, symbol, colour, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol used by Neoprobe in connection with the Compounds or Licensed Products.

1.71	“United States” or “U.S.” means the United States of America, including its territories and possessions, the District of Columbia and Puerto Rico.

1.72	“Valid Claim” means, with respect to a particular country, either:

1.72.1	any claim of a granted and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

1.72.2	a claim of a pending Patent application, which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn, abandoned or finally disallowed without the possibility of appeal, re-filing of the application or filing of a divisional or continuation application.

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2	Construction

Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. All financial and accounting calculations hereunder shall be determined according to GAAP, to the extent applicable. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

3	Grant of Rights

3.1	Licence Grants to Neoprobe. Subject to the terms and conditions of this Agreement, AstraZeneca hereby grants to Neoprobe:

3.1.1	an exclusive (subject AstraZeneca’s retained rights as set forth in Section 3.1.2 and subject to the non-exclusive licence granted to Karolinska Institutet under the Karolinska Agreement) royalty-bearing licence in the Territory, with the right to grant sublicenses pursuant to Section 3.5, under AstraZeneca’s rights, titles, and interests in and to the Licensed Patents, the Licensed Know-How, the Joint Patents and the Joint Know-How to Exploit the Compounds and the Licensed Products and any Improvements thereto in the Field.

3.1.2	Notwithstanding what is stated in Section 3.1.1, AstraZeneca shall have a retained right

(i)	under any licence or right granted under Section 3.1.1 for the purpose of AstraZeneca’s fulfilment of the activities set forth in Section 5.4;

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(ii)	to Promote the Licensed Product in accordance with its most recent prescribing information as a biomarker whenever AstraZeneca Promotes any pharmaceutical product Controlled by AstraZeneca, including, without limiting, displaying the intended use and benefit of the Licensed Product for the proper administration, dosing or other application of such pharmaceutical product Controlled by AstraZeneca; provided, however, that prior to commencing any such Promotion AstraZeneca shall notify the JSC in writing about such planned activities and the intended message in reasonable detail to allow the JSC to assess whether such promotional message would significantly impact in a negative way the promotional message regarding the Licensed Product. The JSC shall be allowed a reasonable period of time but no more than three (3) weeks from such AstraZeneca’s notice to make such assessment and may within such period raise by giving notice in writing to AstraZeneca any concerns it may have in these regards over such plans. Should the JSC give such notice then AstraZeneca shall aim to respond within fourteen (14) days of receipt of such notice to the JSC how AstraZeneca intends to address such concerns in its Promotion and shall take the comments provided by the JSC in such notice into reasonable account when planning or conducting such activities; provided, however, that AstraZeneca shall have the ultimate right to decide, at its discretion, how to structure such promotional message or other information as long as it is consistent with the prescribing information in the country concerned, but further provided that such activities do not unreasonably conflict or interfere with Neoprobe’s rights and obligations under this Agreement; and

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(iii)	to make, have made, import, use, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, hold/keep, have used, export, transport, distribute (but, for the avoidance of doubt not sell, distribute, market or promote) the Compound and the Licensed Product in the Field for use solely as a biomarker for the purpose of development of pharmaceutical products; provided, however, that prior to any such use by AstraZeneca of the Compound or the Licensed Product AstraZeneca shall notify the JSC in writing about such planned use describing the planned studies or other use in reasonable detail to allow the JSC to assess whether the safety profile of the Licensed Product would be negatively impacted by the intended use by AstraZeneca. The JSC shall be allowed a reasonable period of time but no more than three (3) weeks from such AstraZeneca’s notice to make such assessment and may within such period raise by giving notice in writing to AstraZeneca any concerns it may have in these regards over such plans. Should the JSC give such notice then AstraZeneca shall aim to respond within fourteen (14) days thereof to the JSC how AstraZeneca intends to address such concerns in its planned use of the Compound or Licensed Product and shall take the comments provided by the JSC in such notice into reasonable account when planning or conducting such studies or other activities; provided, however, that AstraZeneca shall have the ultimate right to decide, at its discretion, how such studies or other activities are to be carried out, but further provided that such studies or activities do not unreasonably conflict or interfere with Neoprobe’s rights and obligations under this Agreement.

3.2	Option to Negotiate a Joint Commercial Arrangement. AstraZeneca may at any time propose to Neoprobe that the parties enter into a co-promotion agreement or other agreement regarding joint commercialisation (a “Joint Commercial Arrangement”) of the Licensed Product and a pharmaceutical product Controlled by AstraZeneca for which the Licensed Product may be useful as a companion diagnostic by giving Neoprobe notice hereof in writing outlining the commercial proposal in reasonable detail. Within thirty (30) days of such notice the Parties shall enter into good faith negotiations to endeavour to establish mutually acceptable terms for such Joint Commercial Arrangement including the establishment of a Joint Commercial Committee overseeing and governing such activities; provided, however, that, subject to each Party using its reasonable endeavours to negotiate such arrangement, neither Party shall be obligated to enter into such Commercial Arrangement or to amend this Agreement because of such option as described in this Section 3.2.

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3.3	Assignment of Regulatory Documentation. AstraZeneca hereby assigns to Neoprobe all of its rights, titles and interests in and to all Regulatory Documentation, including, to the extent permitted by Applicable Law, all Health Registration Approvals, Controlled by AstraZeneca as of the Effective Date. Neoprobe shall be responsible for the payment of any fee payable by the transferee on the transfer of such Regulatory Documentation.

AstraZeneca further hereby agrees to provide during the first five (5) years after the Effective Date reasonable and necessary assistance to Neoprobe during the filing and review of applications submitted by Neoprobe or its Affiliates for Health Registration Approvals and further maintenance of such Health Registration Approvals during the term of this Agreement. It is acknowledged by Neoprobe that such assistance will be utilised only to an extent absolutely required for the purpose of obtaining Health Registration Approval and in view of this the Parties have agreed that AstraZeneca will not charge Neoprobe for such assistance. It is also recognised that the level of assistance is likely going to gradually decrease over the five years period mentioned

3.4	Right of Reference. Neoprobe shall permit AstraZeneca to cross-refer to any Regulatory Documentation assigned under Section 3.3, at no additional cost to AstraZeneca, for the purposes of Exploiting the Licensed Products outside the Field and for use under AstraZeneca’s retained rights as set forth in Section 3.1.2. Neoprobe hereby agrees to provide AstraZeneca with a letter of consent to permit such cross-referencing, which letter may be provided by AstraZeneca to Health Authorities for purposes of performing its obligations and exercising its retained rights hereunder. Neoprobe shall submit to appropriate Health Authorities on a timely basis and maintain a Drug Master File or a similar dossier which may reasonably be required by such appropriate Health Authorities. Neoprobe shall make available to AstraZeneca the Drug Master File, if applicable, or any other relevant supporting documentation, on a timely basis as so requested by AstraZeneca, for each country of the Territory and at such times and in accordance with a mutually agreed schedule as requested by AstraZeneca.

Neoprobe acknowledges that (a) the Licensed Know-How is secret and substantial and that without Licensed Know-How Neoprobe would not be able to obtain and maintain Health Registration Approvals, (b) such Health Registration Approvals together with the Health Registration Approvals assigned or licensed to Neoprobe hereunder give, or will allow Neoprobe to obtain and maintain, Data Exclusivity with respect to the Compounds and Licensed Products, (c) access to the Licensed Know-How and such Health Registration Approvals have provided Neoprobe with a competitive advantage in the marketplace beyond the exclusivity afforded by the Licensed Patents and the Data Exclusivity, and (d) the milestone payments and royalties set forth in Sections 6.1 and 6.2 are, in part, intended to compensate AstraZeneca for such exclusivity and such competitive advantage.

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3.5	Sublicenses. Neoprobe shall have the right to grant sublicenses under the licences granted in Section 3.1.1, to its Affiliates and to any other Persons in the Territory or in any country of the Territory; provided, however, that:

(i)            (a) Neoprobe shall procure the performance by any sublicensee of the terms of each such sublicense; (b) notwithstanding any such sublicense, Neoprobe shall remain solely liable for the performance of its obligations hereunder; and (c) Neoprobe shall prior to the execution of each such sublicense notify AstraZeneca in writing of such proposed sublicense and the terms thereof and supply to AstraZeneca a copy of such sublicense and AstraZeneca shall provide Neoprobe in writing, within thirty (30) days, its concerns or comments, if any, about such proposed sub-licence or sub-licensee, which concerns or comments shall be taken into reasonable account by Neoprobe; and

(ii)           Neoprobe may not grant a Third Party or a Sublicensee any sublicense under the licences granted or any other rights obtained from AstraZeneca hereunder on an exclusive basis for the Exploitation of the Compound or the Licensed Product through co-promotion, co-marketing or other commercial arrangement together with any compound or product Controlled by a Third Party or a Sub-licensee, whether or not such Third Party’s or Sublicensee’s compound or product is used primarily for diagnostic purposes.

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Where Neoprobe grants a sublicense to a Person that is not an Affiliate of Neoprobe, such Person shall be a “Sublicensee” for purposes of this Agreement. “Sublicensees” shall also include any Person to which such Sublicensee grants a sublicence. Any Person that Neoprobe or its Affiliates appoint or grant any right, to market, promote, sell, distribute or otherwise Exploit Compounds or Licensed Products in any country in the Territory, and any Person that has been appointed or granted any such right by such Person, shall be deemed to be a Sublicensee for purposes of this Agreement. For further certainty and without limiting the generality of the foregoing, the Parties recognise that radiopharmacies to which Neoprobe, its Affiliates or any of its other Sublicensees supplies a precursor of the Compound and grants a licence to the Licensed Product are Sublicensees. Neoprobe shall ensure that all Persons to which it grants sublicenses, and other Persons deemed Sublicensees in accordance with the above, will comply with all terms and conditions of this Agreement.

3.6	Exclusivity Term. Neoprobe’s exclusive position granted by Section 3.1 shall expire with respect to each separate Licensed Product, on a country-by-country basis, on the date when Neoprobe’s obligation to pay royalties with respect to such Licensed Product pursuant to Section 6.4 expires. Upon expiry of Neoprobe’s exclusive position with respect to a Licensed Product in a country, Neoprobe’s licence with respect to such Licensed Product in such country shall become non-exclusive, fully paid-up, perpetual and irrevocable. Neoprobe and its Affiliates and Sublicensees shall be allowed to continue Exploiting such Licensed Product and using all Licensed Know-How and Joint Know-How in connection therewith on a non-exclusive basis in such country with no further consideration to AstraZeneca.

4	Confirmatory Patent Licences

AstraZeneca shall if requested to do so by Neoprobe promptly enter into confirmatory licence agreements in the form or substantially the form set out in Exhibit 1 for purposes of recording the licences granted under this Agreement with such Patent Offices in the Territory as Neoprobe reasonably considers appropriate. Until the execution of any such confirmatory licences, so far as may be legally possible, Neoprobe and AstraZeneca shall have the same rights in respect of the Licensed Patents and be under the same obligations to each other in all respects as if the said confirmatory licences had been executed.

5	Development and Commercialisation

5.1	Information Disclosure; Assistance.

5.1.1	AstraZeneca shall, and shall cause its Affiliates to, disclose and make available to Neoprobe, in whatever form Neoprobe may reasonably request, Regulatory Documentation, Licensed Know-How and any other Information claimed or covered by any Licensed Patent or otherwise relating, directly or indirectly, to any Compound or Licensed Product, in each case that is in existence as of the Effective Date, promptly after the Effective Date to the extent not done so already.

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5.1.2	AstraZeneca shall provide Neoprobe with reasonable assistance required in order to transfer the Licensed Know-How to Neoprobe in a timely manner. Without prejudice to the generality of the foregoing, if visits of AstraZeneca’s representatives to Neoprobe’s facilities are reasonably requested by Neoprobe for purposes of transferring the Licensed KnowHow to Neoprobe or for purposes of Neoprobe acquiring expertise on the practical application of the Licensed Know-How or assisting on issues arising during such Exploitation, AstraZeneca shall send appropriate representatives to Neoprobe’s facilities, provided that Neoprobe shall reimburse AstraZeneca for its travel expenses, including transportation, lodging, meals and other similar expenses, for such representatives. It is acknowledged by Neoprobe that such assistance will be utilised only to an extent absolutely required for the purposes stated above in this Section 5.1.2 and in view of this the Parties have agreed that AstraZeneca will not charge Neoprobe for such assistance. It is also recognised that the level of assistance is likely going to gradually decrease over time and that as a general rule is not expected to be required beyond the first twelve (12 months of the Effective Date.

5.2	Diligence Obligations.

5.2.1	Neoprobe undertakes to use Commercially Reasonable Efforts at its own cost to develop, Manufacture and commercialise a Licensed Product for use in the Field in each Major Market in accordance with the terms and conditions of this Agreement, including Section 5.2.2, including obtaining Health Registration Approval(s) to Manufacture, market and sell the Licensed Product for use in the Field in each Major Market, and thereafter diligently marketing and selling the Licensed Product in each Major Market so as to maximize sales.

5.2.2	Without limiting any of the foregoing, Neoprobe shall use its Commercially Reasonable Efforts to achieve the following development and commercialisation milestones, in each case, within the time period set forth below with respect to such obligation:

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(a)	Neoprobe shall [*]

(b)	Neoprobe shall [*].

5.2.3	Neoprobe shall perform, or cause to be performed, any and all of its development and commercialisation obligations as set forth in this Agreement, including those obligations identified Section 5.2.1 and Section 5.2.2, in good scientific manner, and in compliance in all material respects with all Applicable Law.

5.2.4	Non-Compete. For a period of three (3) years after the Effective Date or, if this Agreement is terminated by either Party prior to the expiration of such three-years period, for a period ending at the earlier of (i) the effective date of such termination and (ii) the expiration of such three years period, each Party covenants that it and its Affiliates shall not, beyond what is permitted under this Agreement, (a) conduct any activity with, for the benefit of, or sponsored by, any Person, that has as its goal, intent or consequence of discovering, identifying, Exploiting or otherwise commercialising [*] or (b) grant any licence or other rights to any Person to utilise any intellectual property Controlled by such Party or its Affiliates for the express purpose of discovering, identifying, Exploiting or otherwise commercialising amyloid imaging agents.

5.3	Breach of Diligence Obligations.

5.3.1	Notification and Meeting. If at any time AstraZeneca has a reasonable basis to believe that Neoprobe is in breach of its obligations under Section 5.2 with respect to a Major Market, then AstraZeneca shall so notify Neoprobe, specifying the basis for its belief, and the Parties shall meet within thirty (30) days after such notice to discuss in good faith AstraZeneca’s concerns and Neoprobe’s development and commercialisation plans with respect to the Licensed Product.

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5.3.2	Right of Termination. If after good faith discussions pursuant to Section 5.3.1, Neoprobe does not take reasonable steps designed to rectify its breach of its obligations under Section 5.2 in such Major Market within sixty (60) days of meeting with AstraZeneca pursuant to Section 5.3.1 or, if such failure cannot be rectified within such sixty (60)-day period, if Neoprobe does not commence actions to rectify such failure within such period and thereafter diligently pursue such actions, AstraZeneca may exercise its right of termination provided under Section 17.3.

5.4	AstraZeneca’s Retained Obligations. AstraZeneca undertakes to use Commercially Reasonable Efforts to continue and complete at its cost the AstraZeneca Clinical Studies, in each case until issuance of the final report from the study concerned. Such studies shall be conducted in accordance with the Study Plan for each study and in good scientific manner, and in compliance in all material respects with all Applicable Laws.

5.5	Management of the Development Activities

5.5.1	Responsibilities of JSC. The Parties shall establish a Joint Steering Committee (the “JSC”) to oversee the conduct of the development activities set forth in the Development Plan and otherwise under this Agreement (“Development Activities”), act in an advisory capacity to the Parties as required by either of them following completion of the Development Activities and address matters as may be brought to it by AstraZeneca in accordance with Section 3.1.2 (ii) or (iii). In particular, the responsibilities of the JSC shall include monitoring timely execution of the Development Plan including compliance with timelines and reviewing and approving any amendments to Development Plan.

In governing and overseeing the Development Activities the JSC will take into account AstraZeneca’s interest being able to develop and utilise the Licensed Product as a biomarker for its development of pharmaceutical products in accordance with its retained rights under Section 3.1.2. In particular it is recognised that for regulatory reasons AstraZeneca may need to carry out studies and other development regarding the Licensed Product in which studies or other activities Neoprobe sees no, or only limited, commercial potential, and the JSC will reasonably accommodate such AstraZeneca needs with the objective of allowing AstraZeneca to utilise its retained rights in an optimal way, provided that such use does not unreasonably conflict or interfere with Neoprobe’s rights and obligations under this Agreement, or impose additional cost or expense on Neoprobe unless AstraZeneca declares itself willing to cover any such additional cost or expense.

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5.5.2	Formation of JSC. The JSC shall consist of eight (8) members with the requisite experience and seniority to enable them to make decisions on behalf of the Parties with respect to the Program, with equal numbers appointed by each Party, which shall include a Co-Chair to be designated by each Party. Each Party shall have the right to replace its respective JSC representatives upon written notice to the other Party, provided that any such substitute representative shall have substantially the equivalent experience and seniority as the representative that such person replaces. Each Party shall cause its appointed members of the JSC to act reasonably, in good faith, and consistently with the terms and spirit of this Agreement.

5.5.3	Disputes. The JSC shall endeavour to reach consensus on all matters brought before it with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting; provided, however, that in the event the JSC is unable to resolve an outstanding matter before it, such matter shall be resolved in good faith by the Vice President, Central Nervous System & Pain Innovative Medicines Unit, of AstraZeneca and the Chief Executive Officer of Neoprobe. Any final decision mutually agreed to by the said senior managements of the Parties shall be in writing and shall be conclusive and binding on the Parties. If such resolution is unattainable by such representatives within thirty (30) days from the date the matter in dispute is first brought to the attention of them, the dispute shall be resolved in accordance with Neoprobe’s position. For the avoidance of doubt, whether or not the JSC decides in accordance with Neoprobe’s position on a matter brought to the JSC by AstraZeneca under Section 3.1.2 (ii) or (iii), such decision shall not contravene or conflict with any right expressly given to AstraZeneca under Section 3.1.2 (ii) or (iii).

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5.5.4	Meetings. The JSC shall meet at least every six months and more frequently when required. The meetings will be held at the Parties’ offices in Södertälje, Sweden, and Dublin, Ohio every second time or by teleconference or videoconference. A quorum of the JSC shall exist whenever there is present at a meeting each of the Co-Chairs or their respective designees. In addition, the JSC may act without a formal meeting by a written memorandum signed by the Co-Chairs of the JSC. Whenever any action by the JSC is required hereunder during a time period in which the JSC is not scheduled to meet, either Co-Chair shall have the right to call a special meeting or the Co-Chairs may cause the JSC to take the action without a meeting in the applicable time period. Any such additional meetings shall be held at places and on dates selected by the Co-Chairs.

5.5.5	Expenses. Neoprobe and AstraZeneca each shall bear all expenses of its JSC members related to such members’ participation on the JSC and attendance at JSC meetings.

5.5.6	Minutes. The JSC shall keep accurate minutes of its deliberations, which minutes shall record all proposed decisions and all actions recommended or taken.

5.6	Records and Reporting. Neoprobe shall prepare and maintain complete and accurate records regarding the development and commercialisation of the Licensed Products. AstraZeneca shall have the right from time to time, but not more frequently than semi-annually, and upon reasonable prior written notice to Neoprobe to examine, during normal business hours, Neoprobe’s records regarding such development and commercialisation activities. Neoprobe shall provide AstraZeneca with a quarterly report on the progress in the development and commercialisation of Licensed Products (including a regulatory plan) in the Territory in order to keep AstraZeneca informed of its progress. Such report shall cover, in relation to Compounds and Licensed Products, general information on Neoprobe’s Development Activities in the previous Calendar Quarter, a summary of the activities planned in the next Calendar Quarter, a timetable of planned and actual submissions for Health Registration Approvals, commercialisation plans, activities and strategy and events otherwise being of importance for the Development Activities or the commercialisation of the Licensed Product. Neoprobe shall provide AstraZeneca with such additional information regarding the development and commercialisation of the Licensed Products as AstraZeneca may reasonably request. If and when a Health Registration Approval is obtained in any country of the Territory, Neoprobe shall promptly inform AstraZeneca of such Health Registration Approval.

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5.7	Communications with Health Authorities. Neoprobe shall have the sole right and obligation to conduct all communications with the Health Authorities with regard to the Compounds and Licensed Products in the Territory; provided, however, that Neoprobe shall (a) notify AstraZeneca as early as reasonably practicable in advance of all meetings and significant communications with the Health Authorities concerning the Compounds or Licensed Products, (b) permit representatives of AstraZeneca to attend such meetings as an observer, and (c) forward to AstraZeneca copies of written correspondence to and from the Health Authorities, promptly upon submission thereto or receipt therefrom, as applicable. AstraZeneca shall have no right to participate in discussions at any such meeting it may attend or in any correspondence or other communications with such Health Authorities.

6	Consideration

6.1	Milestone Payments. In partial consideration of the licences and other rights granted by AstraZeneca to Neoprobe herein and subject to the terms and conditions of this Agreement, Neoprobe shall pay AstraZeneca a sum of Twenty-Two Million Five Hundred Thousand U.S. Dollars ($22,500,000) according to the following schedule:

6.1.1	a non-refundable payment of Five Million U.S. Dollars ($5,000,000) within ten (10) days following the Effective Date;

6.1.2	[*];

6.1.3	[*];

6.1.4	[*];

6.1.5	[*];

6.1.6	[*];

6.1.7	[*];

6.1.8	[*];

6.1.9	[*];

6.1.10	[*]; and

6.1.11	[*].

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No payment in this Section 6.1 will be made more than once irrespective of the number of Licensed Products that have achieved the milestone events set forth in this Section 6.1, or the number of countries in which such milestone events have been achieved. Neoprobe shall notify AstraZeneca promptly of any determination, filing or approval that would trigger a payment by Neoprobe to AstraZeneca under this Section 6.1 and the amount of the payment required. In addition, Neoprobe shall notify AstraZeneca promptly of any action, event or correspondence received from any Health Authority that could suggest a delay in the achievement of any of the foregoing milestones.

6.2	Royalties.

6.2.1	In addition to the foregoing payments, Neoprobe shall pay AstraZeneca the following royalties on the Net Sales in the Territory during each Calendar Year:

(i)	On any portion of the aggregate Net Sales during such Calendar Year of less than [*] Neoprobe shall pay a royalty of [*] of the aggregate Net Sales in the United States and [*] of the aggregate Net Sales in any other country in the Territory.

(ii)	On any portion of the aggregate Net Sales during such Calendar Year that equals or exceeds [*] Neoprobe shall pay a royalty of [*] of the aggregate Net Sales of in the United States and [*] of the aggregate Net Sales in any other country in the Territory.

6.2.2	Notwithstanding what is stated in Section 6.2.1, commencing in the Calendar Month following the first commercial sale by AstraZeneca, its Affiliates or licensees of a disease-modifying therapeutic product for the treatment of Alzheimer’s disease Neoprobe shall in recognition of the expected expansion of the market in which the Licensed Product is sold pay to AstraZeneca instead of the royalties set forth in Section 6.2.1 the following royalties on the Net Sales of the Licensed Products in the Territory during each Calendar Year:

(i)	[*] of the aggregate Net Sales in the United States; and

(ii)	[*] of the aggregate Net Sales in any other country in the Territory.

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6.3	Sublicensee Revenue.

With respect to Net Sales of Licensed Product by Sublicensees to Third Parties, royalties to AstraZeneca hereunder with respect to such Net Sales, for any period, shall include any additional amount of royalties that would result from the royalty calculations under Section 6.2, if such Net Sales were treated as Net Sales by Neoprobe for purposes of such calculation during such period, and there shall be excluded from such calculation the amount paid to Neoprobe to acquire the precursor of the Compound (if such amount is included in Net Sales pursuant to clause (i) of Section 1.55) and (x) any margin by the Sublicensee (calculated as such Sublicensee’s Net Sales of the Licensed Product to Third Parties less its cost for having acquired the precursor of the Compound), or (y) [*] of such Sublicensee’s Net Sales of the Licensed Product to Third Parties, whichever of (x) or (y) is the lower.

[*].

6.4	Royalty Term. Neoprobe’s obligation to pay royalties shall commence, on a country-by-country basis, with respect to each separate Licensed Product, on the Effective Date and shall expire, on a country-by-country basis, with respect to each separate Licensed Product on the later to occur of: (a) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country, and (b) such time as there is no longer (i) any Valid Claim of a Licensed Patent or Joint Patent that claims or covers the Exploitation of such Licensed Product in such country or (ii) any Data Exclusivity with respect to such Licensed Product in such country, provided that, in case only protection under (ii) remains, Neoprobe retains exclusive license rights from AstraZeneca for the duration of Data Exclusivity and there has been no generic version of the Licensed Product introduced in such country.

6.5	Sales Subject to Royalties. Sales between Neoprobe, its Affiliates and Sublicensees shall not be subject to royalties hereunder. Royalties shall be calculated on Neoprobe’s, its Affiliates’ or, subject to Section 6.3, its Sublicensees’ sale of the Licensed Products to a Third Party. Royalties shall be payable only once for any given batch of the Licensed Products. For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when invoiced.

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6.6	Royalty Payments. The royalties shall be calculated quarterly as of the last day of March, June, September and December respectively, for the Calendar Quarter ending on that date. Neoprobe shall pay the royalties in conjunction with the delivery of a written report to AstraZeneca within sixty (60) days after the end of each Calendar Quarter that shows, with respect to each country and each Licensed Product, the sales volume, gross sales amount and Net Sales of the Licensed Products during such Calendar Quarter.

6.7	Records Retention; Audit.

6.7.1	Neoprobe shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate records or books of account in accordance with applicable generally accepted accounting principles showing the information that is necessary for the accurate determination of the royalties due hereunder with respect to the sale of such Licensed Product. Such books and records shall be retained by Neoprobe and its Affiliates and Sublicensees until the later of (a) five (5) years after the end of the period to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

6.7.2	Upon the written request of AstraZeneca, Neoprobe shall, and shall cause its Affiliates and Sublicensees to, permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to the Parties to inspect during regular business hours and no more than once a year and going back no more than three (3) years preceding the current year, all or any part of Neoprobe’s records and books necessary to check the accuracy of the royalties paid. The accounting firm shall enter into appropriate obligations with Neoprobe to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to AstraZeneca and Neoprobe only whether the royalty reports are correct and details concerning any discrepancies, but no other information shall be disclosed to AstraZeneca. The cost of such review, including the charges of any accounting firm, shall be paid by AstraZeneca, except that if the royalties have been understated by more than three percent (3%), the costs shall be paid by Neoprobe.

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6.8	Mode of Payment. All payments set forth in this Article 6 shall be remitted by wire transfer to the following bank account of AstraZeneca or such other account as AstraZeneca may designate in writing to Neoprobe:

[*]

6.9	Currency. All payments required under this Article 6 shall be made in U.S. Dollars. If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the first business day of each Calendar Quarter and the last business day of each month in the Calendar Quarter to which such payments relate.

6.10	Taxes.

6.10.1	General. The royalties, milestones and other amounts payable by one Party (the “Payer”) to the other Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. The Payee alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by the Payer) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Payer shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if the Payee is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to the Payer or the appropriate governmental authority (with the assistance of the Payer to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold tax, and the Payer shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that the Payer has received evidence, in a form reasonably satisfactory to the Payer, of the Payee’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, the Payer withholds any amount, it shall pay to the Payee the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to the Payee proof of such payment within sixty (60) days following that payment. For purposes of this Agreement, the stated amount of the Payments payable by Neoprobe shall include any sales tax that AstraZeneca may be required to collect.

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6.10.2	Indirect Taxes. Notwithstanding anything contained in Section 6.10.1, this Section 6.10.2 shall apply with respect to Indirect Taxes. All Payments are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, Neoprobe shall pay Indirect Taxes at the applicable rate in respect of any such Payments following the receipt of an Indirect Taxes invoice in the appropriate form issued by AstraZeneca in respect of those Payments, such Indirect Taxes to be payable on the later of the due date of the payment of the Payments to which such Indirect Taxes relates and sixty (60) days after the receipt by Neoprobe of the applicable invoice relating to that Indirect Taxes payment.

6.11	Interest on Late Payment. If any payment due to AstraZeneca under this Agreement is overdue then Neoprobe shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of two percentage points above the base lending rate of LIBOR from time to time published in respect of the period starting on the due date of payment and ending on the actual date of payment, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.

7	Supply to AstraZeneca

Neoprobe shall Manufacture for and supply the Compound or Licensed Product to AstraZeneca [*] for such Manufacturing for the purposes of AstraZeneca utilising its retained rights regarding the Licensed Patents, Licensed Know How, Joint Patent and Joint Know-How hereunder, provided, however, that (i) AstraZeneca shall give ninety (90) days’ written notice to Neoprobe regarding any requested shipment, (ii) any such Compound or Licensed Product supplied to AstraZeneca shall meet appropriate AstraZeneca quality standards and any standard required by Applicable Law and relevant Health Registration Approvals, and (iii) Neoprobe shall not have the obligation to undertake any efforts to apply for, obtain or maintain Regulatory Approvals to allow the Manufacture or supply of such Compound or Licensed Product other than, for the avoidance of doubt, from what follows from Neoprobe’s obligations under Sections 5.2.1. Well in advance of the first shipment the Parties shall specify relevant quality standards for such purpose.

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8	Ownership of Intellectual Property and Regulatory Documentation

8.1	Ownership of Inventions. Subject to Sections 8.2 and 8.3 and the licence grants to Neoprobe under Section 3.1, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (a) Information and other inventions that are conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under Applicable Law, by or on behalf of such Party under or in connection with this Agreement (or its Affiliates or its licensees or sublicensees), whether or not patented or patentable, and any and all Patent and Intellectual Property Rights with respect thereto, except to the extent that any such Information or other inventions, or any Patent or Intellectual Property Rights with respect thereto, are Joint Know-How or Joint Patents, and (b) other Information or other inventions, and Patent and Intellectual Property Rights that are owned or otherwise Controlled (other than pursuant to the licence grants set forth in Section 3.1) by such Party, its Affiliates or its licensees or sublicensees.

8.2	Ownership of Licensed Patents and Licensed Know-How. Subject to the licence grants to Neoprobe under Section 3.1, as between the Parties, AstraZeneca shall own and retain all right, title and interest in and to all Licensed Patents and Licensed Know-How.

8.3	Ownership of Regulatory Documentation. Neoprobe shall own all right, title and interest in and to all Regulatory Documentation, including Regulatory Documentation created by Neoprobe in performance of Neoprobe's obligations under this Agreement, subject to the Right of Reference to assigned Regulatory Documentation granted to AstraZeneca in Section 3.4.

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8.4	Ownership of Joint Patents and Joint Know-How. The Parties shall each own an equal, undivided interest in any and all (a) Information that is conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under Applicable Law, jointly by or on behalf of AstraZeneca (or its Affiliates), on the one hand, and Neoprobe (or its Affiliates or its Sublicensees), on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable (the “Joint Know-How”), and (b) Patents (the “Joint Patents”) and Intellectual Property Rights with respect thereto. Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Know-How or Joint Patents; provided, however, that none of AstraZeneca, Neoprobe or any of their respective Affiliates or sublicensees shall Exploit any Joint Patent or Joint Know-How outside the scope of this Agreement without the consent of the other Party, provided that AstraZeneca shall have the right to Exploit the Joint Patents and the Joint Know-How outside the Field and for the purpose of utilising its retained rights under Section 3.1.2 in its sole discretion, without the consent of Neoprobe, and provided further that Neoprobe shall not assign, pledge, encumber or otherwise transfer any of its rights in any Joint Know-How or Joint Patents without AstraZeneca’s prior written consent.

9	Adverse Event Reporting and Product Recall

9.1	Adverse Event Reporting. Neoprobe shall undertake all responsibility for all pharmacovigilance activities related to the safety of each Licensed Product and will be responsible for the global safety database regarding the Licensed Product provided, however, that AstraZeneca shall report adverse events regarding the Licensed Product in accordance with its relevant Standard Operation Procedures observed in the course of its use of the Licensed Product hereunder. Within ninety (90) days of the Effective Date, the Parties will enter into a separate safety agreement setting forth the principles now laid down. In the event of any inconsistency between the provisions of the Safety Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.

9.2	Notification and Recall. In the event that any government agency or authority issues or requests a recall or takes similar action in connection with the Compounds or the Licensed Products, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or market withdrawal shall promptly advise the other Party thereof by telephone or facsimile. Following notification of a recall, Neoprobe shall decide and have control of whether to conduct a recall or market withdrawal (except in the case of a government-mandated recall) in the Territory and the manner in which any such recall or market withdrawal shall be conducted. Neoprobe shall bear the expenses of any recall of a Licensed Product;

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10	Confidentiality & Non-Disclosure

10.1	Defined; General Obligations.

10.1.1	In this Agreement, “Confidential Information” shall, subject to Section 10.3, mean any and all data, results, know-how (including the Licensed Know-How), plans, business information and other Information, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one Party to the other Party, including the terms of this Agreement. At all times during the term of this Agreement and for a period of five (5) years following termination or expiration hereof, each Party (the “Receiving Party”) shall, and shall cause its officers, directors, employees, agents, Affiliates and Sublicensees to, keep confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information provided to it by the other Party (the “Disclosing Party”), except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement.

10.2	Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

10.2.1	made in response to a valid order of a court of competent jurisdiction or other competent authority; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash any such order or obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in response to such court or governmental order;

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10.2.2	made by the Receiving Party to a Health Authority as may be necessary or reasonably useful in connection with any filing, application or request for a Health Registration Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

10.2.3	made by the Receiving Party to a patent authority as may be necessary or reasonably useful for purposes of obtaining or enforcing a Patent (consistent with the terms and conditions of Article 15); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

10.2.4	otherwise required by law; provided, however, that the Receiving Party shall (a) provide the Disclosing Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (b) if requested by the Disclosing Party, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of the Disclosing Party in any such disclosure or request for confidential treatment; or

10.2.5	made by either Party or its Affiliates or Sublicensees to Third Parties as may be necessary or reasonably useful in connection with the Exploitation or Manufacture of the Compounds or the Licensed Products as contemplated by this Agreement, including permitted subcontracting or sublicensing transactions in connection therewith provided all such disclosures are subject to obligations of confidentiality substantially similar to the terms set out in this Article 10.

Notwithstanding the foregoing, in the event that either Party is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body to disclose this Agreement, in whole or in part, the Parties shall reasonably agree on a redacted version of this Agreement as necessary to protect the Confidential Information of the Parties prior to making such disclosure.

10.3	Exclusions. Notwithstanding the foregoing, Confidential Information shall not include any information that:

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10.3.1	is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the Receiving Party;

10.3.2	can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s or its Affiliates’ possession prior to disclosure by the Disclosing Party;

10.3.3	is subsequently received by the Receiving Party or its Affiliates from a Third Party who is not bound by any obligation of confidentiality with respect to said information;

10.3.4	is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

10.3.5	is independently developed by or for the Receiving Party or its Affiliates without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

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10.4	Use of Name. Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except for those disclosures for which consent has previously been obtained. The restrictions imposed by this Section 10.4 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by this Article 10. Further, the restrictions imposed on each Party under this Section 10.4 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 10. Notwithstanding the foregoing, without prior consent, (i) upon execution of this Agreement the Parties agree to issue the press release, attached as Exhibit 2, concerning this Agreement and the relationship established hereby; (ii) Neoprobe may make announcements with respect to any material developments regarding Licensed Products or Compounds, including but not limited to, those arising out of the activities contemplated herein and that are material; and (iii) Neoprobe may make announcements with respect to the status of its relationship with AstraZeneca, including but not limited to, achievement of any milestones hereunder; provided, however, with respect to clauses (i) and (ii) that Neoprobe may not use AstraZeneca’s name in such announcements unless such use has been approved by the JSC.

10.5	Publications. Each Party shall submit to the JSC for review and approval all proposed academic, scientific and medical publications and public presentations relating to a Licensed Product, a Compound, or any Development Activities for review in connection with preservation of Patent rights and trade secrets and/or determination of whether Confidential Information should be modified or deleted from the proposed publication or public presentation. Written copies of such proposed publications and presentations shall be submitted to the JSC no later than fifteen (15) days before submission for publication or presentation and the JSC shall provide its comments with respect to such publications and presentations within ten (10) days after submission. The review period may be extended for an additional fifteen (15) days if a representative of such JSC can demonstrate a reasonable need for such extension, including but not limited to, the preparation and filing of Patent applications. By mutual agreement of the Parties, this period may be further extended. The Parties will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any such publications or presentations.

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10.6	Equitable Relief. Neoprobe acknowledges and agrees that the restrictions set forth in this Article 10 are reasonable and necessary to protect the legitimate interests of AstraZeneca and that AstraZeneca would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of this Article 10 will result in irreparable injury to AstraZeneca for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of this Article 10, AstraZeneca shall be authorised and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which AstraZeneca may be entitled in law or equity. Neoprobe agrees to waive any requirement that AstraZeneca (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 10.6 is intended, or should be construed, to limit AstraZeneca’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

11	Trademarks and INN

Neoprobe shall have the sole right to select the Trademarks and International Non-Proprietary Name (“INN”) for the marketing and sale of the Licensed Products in the Territory. Neoprobe shall own such Trademarks and INN and all rights and goodwill with respect thereto.

12	Representations and Warranties

12.1	Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

12.1.1	Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

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12.1.2	Litigation. Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other party.

12.1.3	Consents, Approvals, etc. All necessary consents, approvals and authorizations of all Health Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

12.1.4	Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any provision of the articles of incorporation, bylaws or any similar instrument of such Party in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

12.1.5	Debarment. No such Party nor any of its Affiliates has been debarred or is subject to debarment and neither such Party nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, or who is the subject of a conviction described in such section. Each Party will inform the other Party in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person performing services hereunder.

12.1.6	Compliance with Applicable Laws. Each Party shall use reasonable efforts to comply with all Applicable Laws in exercising its rights and complying with its obligations pursuant to this Agreement.

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12.1.7	Anti-Bribery and Anti-Corruption. Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (together with such Party, the “Party Representatives”) that for the performance of its obligations hereunder:

The Party Representatives shall not directly or indirectly pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to:

(1)	any Government Official in order to influence official action;

(2)	any Person (whether or not a Government Official) (i) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (ii) to reward such Person for acting improperly, or (iii) where such Person would be acting improperly by receiving the money or other thing of value;

(3)	any other Person while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or

(4)	any Person to reward that Person for acting improperly or to induce that Person to act improperly.

Party Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, or any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

12.2	Additional Representations and Warranties of AstraZeneca. As of the Effective Date, AstraZeneca represents and warrants to Neoprobe that:

12.2.1	AstraZeneca Controls the Patents listed on Schedule 4 and Licensed Know-How, and is entitled to grant the licences specified herein.

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12.2.2	To AstraZeneca’s Knowledge, the Licensed Patents are being procured from the respective Patent Offices in accordance with Applicable Law.

12.2.3	AstraZeneca has no Knowledge from which it could be reasonably inferred that the Licensed Patents or the Licensed Know-How existing as of the Effective Date are invalid or unenforceable, that the Patent applications included in such Licensed Patents will not proceed to grant, or that the Exploitation of the Compounds or Licensed Products as contemplated by this Agreement infringes any Patent owned by any Third Party. [*]. No claim or litigation has been brought or threatened by any Person alleging that (a) the Licensed Patents or the Licensed Know-How are invalid or unenforceable or (b) the Exploitation of the Compounds or Licensed Products as contemplated by this Agreement infringes any Patent owned by any Third Party.

12.2.4	To AstraZeneca’s Knowledge the Licensed Patents listed on Schedule 4 represent all Patents within AstraZeneca’s Control relating to the Compounds and Licensed Products as of the Effective Date.

12.2.5	Subject to such rights granted for the conduct of ISS Studies in accordance with what is set forth in Schedule 6 [*], AstraZeneca has not previously granted any Person rights in the Licensed Patents, Licensed Know-How, Compounds or the Licensed Products (including by granting any covenant not to sue with respect thereto) that are inconsistent with the rights and licences granted to Neoprobe under this Agreement.

12.2.6	To AstraZeneca’s Knowledge the Regulatory Documentation assigned to Neoprobe under this Agreement is accurate and any Health Registration Approvals therein were obtained in accordance with Applicable Law.

12.3	DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 12.1 AND 12.2, ASTRAZENECA MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ASTRAZENECA SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

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13	Indemnity

13.1	Indemnification of AstraZeneca. In addition to any other remedy available to AstraZeneca, Neoprobe shall indemnify, defend and hold harmless AstraZeneca, its Affiliates and its and their directors, officers and employees in full and on demand, from and against any and all Losses incurred by them to the extent resulting from arising out of or in connection with any claims made or suits brought by a Sublicensee or Third Party (collectively, “Third Party Claims”) against AstraZeneca, its Affiliates or its or their directors, officers or employees that arise or result from (a) any intentional misconduct or negligence on the part of Neoprobe or its Affiliates in performing any activity contemplated by this Agreement, (b) the breach by Neoprobe of any of its representations, warranties, covenants or obligations under this Agreement, or (c) the Exploitation by Neoprobe, its Affiliates or Sublicensees of the Licensed Products (including any claims for death, personal injury or infringement of a Third Party’s rights) ), except to the extent any of (a) through (c) resulting from the negligence or intentional misconduct of AstraZeneca.

13.2	Indemnification of Neoprobe. In addition to any other remedy available to Neoprobe, AstraZeneca shall indemnify, defend and hold harmless Neoprobe, its Affiliates and its and their directors, officers and employees in full and on demand, from and against any and all Losses incurred by them to the extent resulting from or arising out of or in connection with any Third Party Claims against Neoprobe, its Affiliates or its or their directors, officers or employees that arise or result from (a) any intentional misconduct or negligence on the part of AstraZeneca or its Affiliates in performing any activity contemplated by this Agreement, or (b) the breach by AstraZeneca of any of its representations, warranties, covenants or obligations under this Agreement, except to the extent any of (a) or (b) resulting from the negligence or intentional misconduct by Neoprobe.

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13.3	Notice of Claim. An Indemnified Party shall give the Indemnifying Party prompt written notice of any Loss or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 13.1 or 13.2 (an “Indemnification Claim Notice”). In no event shall the Indemnifying Party be liable for any Loss that results from any delay in providing the Indemnification Claim Notice. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Loss. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (each, an “Indemnitee”) shall be made solely by such Party to this Agreement.

13.4	Indemnification Procedures. The obligations of an Indemnifying Party under this Article 13 shall be governed by and contingent upon the following:

13.4.1	Assumption of Defence. At its option, the Indemnifying Party may assume the defence of any Third Party Claim by giving written notice to the Indemnified Party within fourteen (14) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defence of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defences it may assert against any Indemnified Party’s claim for indemnification.

13.4.2	Control of Defence. Upon the assumption of the defence of a Third Party Claim by the Indemnifying Party:

(a)	the Indemnifying Party may appoint as lead counsel in the defence of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party, and

(b)	Except as expressly provided in Section 13.4.3, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Indemnitee in connection with the analysis, defence or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including lawyers’ fees and costs of suit) and any Loss incurred by the Indemnifying Party in its defence of the Third Party Claim with respect to such Indemnified Party or Indemnitee.

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13.4.3	Right to Participate in Defence. Without limiting Section 13.4.1 or 13.4.2, any Indemnitee shall be entitled to participate in, but not control, the defence of a Third Party Claim and to retain counsel of its choice for such purpose; provided, however, that such retention shall be at the Indemnitee’s own expense unless, (a) the Indemnifying Party has failed to assume the defence and retain counsel in accordance with Section 13.4.1 (in which case the Indemnified Party shall control the defence), or (b) the interests of the Indemnitee and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

13.4.4	Settlement. With respect to all Losses, where the Indemnifying Party has assumed the defence of a Third Party Claim in accordance with Section 13.4.1, the Indemnifying Party shall have authority to consent to the entry of any judgement, enter into any settlement or otherwise dispose of such Losses, provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned, or delayed). Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party or Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, refused, conditioned, or delayed. The Indemnifying Party shall not be liable for any settlement or other disposition of Loss by an Indemnified Party or an Indemnitee that is reached without the written consent of the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned, or delayed), effect any settlement of any such Third Party Claim, unless such settlement includes an unconditional release of the Indemnified Party from all liability on such claim.

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13.4.5	Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee, to cooperate in the defence or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all of its related reasonable out-of-pocket expenses.

13.4.6	Expenses. Except as expressly provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

13.5	LIMITATION ON DAMAGES. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 13.1 OR 13.2, NO PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (a) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF ANY LICENSED PRODUCT OR COMPOUND DEVELOPED, MANUFACTURED OR MARKETED HEREUNDER, or (b) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

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13.6	Insurance. Neoprobe shall have and maintain such type and amounts of liability insurance covering the Manufacture, supply, use and sale of the Compounds and the Licensed Products as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide AstraZeneca with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

14	Maintenance and Prosecution of Patents

14.1	Licensed Patents. Subject to Section 14.3, AstraZeneca shall have the right, but not the obligation, using legal counsel of its choosing, to file, prosecute (including any interferences, reissue proceedings and re-examinations) and maintain the Licensed Patents throughout the world; provided, however, that Neoprobe shall reimburse AstraZeneca for all reasonable out-of-pocket costs incurred by AstraZeneca for filing, prosecuting and maintaining the Licensed Patents in the Major Markets, the Additional Markets and in any other country in the Territory, provided that Neoprobe may discontinue reimbursement of such costs in any country other than a Major Market or an Additional Market, regarding which other country Neoprobe provides notice in accordance with Section 14.4.

14.2	Cooperation. Neoprobe shall, and shall cause its Affiliates and Sublicensees, as applicable, to, cooperate fully with AstraZeneca in the preparation, filing, prosecution, and maintenance of the Licensed Patents. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable AstraZeneca to file, prosecute and maintain the Licensed Patents in any country, and (b) promptly informing AstraZeneca of matters that may affect the preparation, filing, prosecution or maintenance of any such Licensed Patents. AstraZeneca shall provide Neoprobe with an opportunity to review and comment on the nature and text of new or pending applications for Licensed Patents and shall advise Neoprobe one (1) month before each patent prosecution deadline as to the response that AstraZeneca proposes to make. If Neoprobe provides to AstraZeneca comments with respect to any such application or submission, to the extent such comments relate to any Licensed Patents, AstraZeneca shall reasonably consider such comments, it being understood that AstraZeneca retains the right to determine whether to comply with or incorporate such comments, if at all.

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14.3	AstraZeneca Election not to Prosecute. If AstraZeneca elects not to pursue or continue the filing, prosecution (including any interferences, reissue proceedings and re-examinations) or maintenance of a Licensed Patent in a particular country or region, including by seeking any Patent term extension, restoration or the like that may be available now or in the future, then AstraZeneca shall so notify Neoprobe promptly in writing and in good time to enable Neoprobe to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Licensed Patent in such country. Upon receipt of each such notice by AstraZeneca or if, at any time, AstraZeneca fails to initiate any such action within thirty (30) days after a request by Neoprobe that it do so (or, if after initiating any requested action, AstraZeneca at any time thereafter fails to diligently pursue such action), in each case Neoprobe shall have the right, but not the obligation, at its sole cost and expense, through counsel of its choosing, to pursue the filing or registration, or support the continued prosecution (including any interferences, reissue proceedings and re-examinations) or maintenance, of such Licensed Patent in such country. If Neoprobe elects to pursue such filing or registration, as the case may be, or continue such support, then Neoprobe shall notify AstraZeneca of such election and AstraZeneca shall, and shall cause its Affiliates to, reasonably cooperate with Neoprobe in this regard.

14.4	Neoprobe Election not to Reimburse. If Neoprobe elects not to reimburse AstraZeneca for the filing, prosecution (including any interferences, reissue proceedings and re-examinations) or maintenance costs of a Licensed Patent in any country other than a Major Market or Additional Market, then Neoprobe shall so notify AstraZeneca promptly in writing and ninety (90) days after such notice, Neoprobe will no longer be obligated to reimburse AstraZeneca for such costs.

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14.5	Joint Patents. The Parties shall cooperate, and shall cause their respective Affiliates and Sublicensees, as applicable, to cooperate, with one another with respect to the filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of all Joint Patents, including by selecting outside counsel, reasonably acceptable to the Parties, to handle such filing, prosecution and maintenance. The Parties shall share equally in the expenses associated with the filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of all Joint Patents, except to the extent that any such Joint Patent covers or claims a Compound or a Licensed Product, in which case Neoprobe shall bear one hundred percent (100%) of such expenses. If a Party elects not to pursue the filing, prosecution (including any interferences, reissue proceedings and re-examinations) or maintenance of a Joint Patent in a particular country, or to take any other action with respect to a Joint Patent in a particular country that is necessary or reasonably useful to establish or preserve rights thereto, then in each such case such Party shall so notify the other Party promptly in writing and in good time to enable such other Party to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Joint Patent in such country. Upon receipt of each such notice by such other Party or if, at any time, such Party fails to initiate any such action within thirty (30) days after a request by such other Party that it do so (or, if after initiating any requested action, such Party at any time thereafter fails to diligently pursue such action), in each case such other Party shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such Patent at its expense in such country. If such other Party elects to pursue such filing or registration, as the case may be, or continue such support, then such other Party shall notify such Party of such election and such Party shall, and shall cause its Affiliates, licensees and sublicensees, as applicable, to, (x) reasonably cooperate with such other Party in this regard, and (y) promptly release or assign to such other Party, without compensation, all right, title and interest in and to such Patent in such country; provided, however, if Neoprobe elects not to pursue such filing or registration in a country pursuant to this sentence, any such Patent in such country assigned to AstraZeneca hereunder shall not be included in this Agreement as a Licensed Patent.

14.6	AstraZeneca Liability. To the extent that AstraZeneca is obtaining, prosecuting or maintaining a Licensed Patent or Joint Patent or otherwise exercising its rights under this Article 14, neither AstraZeneca nor any of its employees, agents or representatives shall be liable to Neoprobe in respect of any act, omission, default or neglect on the part of any such employee, agent or representative in connection with such activities.

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15	Enforcement of Patents

15.1	Rights and Procedures. In the event that either Party reasonably believes that a Third Party or Sublicensee may be infringing any of the Licensed Patents or Joint Patents, such Party shall promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement complained of and furnishing the information upon which such determination is based. AstraZeneca shall have the first right, but not the obligation, through counsel of its choosing, to take any measures it deems appropriate to stop such infringing activities by such Third Party or Sublicensee in any part of the Territory or to grant to the infringing Third Party or Sublicensee adequate rights and licences necessary for continuing such activities in the Territory. However, AstraZeneca shall not grant any rights or license under this Section 15.1 which would diminish or otherwise alter the exclusive license to Neoprobe granted in Section 3. Upon reasonable request by AstraZeneca, Neoprobe shall give AstraZeneca all reasonable information and assistance, including allowing AstraZeneca access to Neoprobe’s files and documents and to Neoprobe’s personnel who may have possession of relevant information and, if necessary for AstraZeneca to prosecute any legal action, joining in the legal action as a party at its own expense. In the event AstraZeneca fails within ninety (90) days following notice of such infringement, or earlier notifies Neoprobe in writing of its intent not, to take commercially appropriate steps to remove any infringement of any Licensed Patent or Joint Patent that is likely to have a material adverse effect on the sale of the Licensed Product, and AstraZeneca has not granted the infringing Third Party or Sublicensee rights and licences to continue its otherwise infringing activities, then unless AstraZeneca has a commercially reasonable basis in writing for not taking such steps, and provides Neoprobe with written notice thereof within the ninety (90) day period, Neoprobe shall have the right, but not the obligation, to do so at Neoprobe’s sole cost and expense; provided, however, that if AstraZeneca has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90) day period, AstraZeneca shall have an additional ninety (90) days to conclude its negotiations before Neoprobe may bring suit for such infringement. Upon reasonable request by Neoprobe, AstraZeneca shall give Neoprobe all reasonable information and assistance in connection with such suit for infringement and AstraZeneca agrees to become a party to any such suit as required as a party being the owner of an asserted Licensed Patent, but at Neoprobe’s sole cost and expense.

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15.2	ANDA Certification. Notwithstanding the foregoing, if either Party receives any notice of certification regarding the Licensed Patents pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (“ANDA ACT”) claiming that any Licensed Patents are invalid or unenforceable or claiming that the Licensed Patents will not be infringed by the Manufacture, use, marketing or sale of a product for which an application under the ANDA ACT is filed, or (b) any equivalent or similar certification or notice in any other jurisdiction, it shall provide the other Party with a copy of such notice of certification within ten (10) days of receipt and the Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in Section 15.1, except that AstraZeneca shall advise Neoprobe within twenty (20) days after receiving such notice of certification, of its intent to file suit within 45 days of the notice of certification and in the event that AstraZeneca advises that it does not intend to file such suit, Neoprobe shall have the right, but not the obligation, to do so at Neoprobe's sole cost and expense.

15.3	Costs and Expenses. Subject to what is stated in Sections 15.1 and 15.2 regarding Neoprobe filing or taking other action at its cost and expense, each Party shall bear its own costs and expenses relating to any enforcement action pursuant to those Sections. Any damages or other amounts collected shall be used to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being deemed “Net Sales” for which Neoprobe shall pay a royalty to AstraZeneca pursuant to Sections 6.2 and 6.2.2 with such revision that may be required taking into account by the Parties in good faith the basis for the calculation of such damages or other amount.

16	Potential Third Party Rights

16.1	Third Party Licences. If the Exploitation of the Compounds or Licensed Products by Neoprobe, its Affiliates or any of its Sublicensees infringes or misappropriates any Patent or any Intellectual Property Right of a Third Party in any country, such that Neoprobe or any of its Affiliates or Sublicensees cannot Exploit the Compounds or the Licensed Products in such country without infringing the Patent or Intellectual Property Right of such Third Party, then, Neoprobe shall secure from such Third Party such rights as necessary for the Exploitation of Compounds and Licensed Products in such country. In the event that Neoprobe reasonably determines that it is not feasible or commercially practicable for Neoprobe to secure such Third Party rights in such country, then Neoprobe may terminate the license in such country granted under this Agreement in accordance with Section 17.2.

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16.2	Invalidity or Unenforceability Defences or Actions.

16.2.1	In the event that a Third Party or Sublicensee asserts, as a defence or as a counterclaim in any infringement action under Section 15.1, that any Licensed Patent or Joint Patent is invalid or unenforceable, then the Party pursuing such infringement action shall promptly give written notice to the other Party. AstraZeneca shall have the first right, but not the obligation, at its sole cost and expense through counsel of its choosing, to respond to such defence or defend against such counterclaim (as applicable) and, if Neoprobe is pursuing the applicable infringement action under Section 15.1, Neoprobe shall allow AstraZeneca to control such response or defence (as applicable). The Parties shall each bear fifty percent (50%) of any costs and expenses with respect to such response or defence against such counterclaim (as applicable). If AstraZeneca determines not to respond to such defence or defend against such counterclaim (as applicable), Neoprobe shall, at its sole cost and expense, have the right to respond to such defence or defend against such counterclaim (as applicable).

16.2.2	Similarly, if a Third Party or Sublicensee asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any Licensed Patent or Joint Patent is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party. AstraZeneca shall have the first right, but not the obligation, at its sole cost and expense, through counsel of its choosing, to defend against such action or claim. The Parties shall each bear fifty percent (50%) of any costs and expenses with respect to such defence. If AstraZeneca determines not to assume such defence, Neoprobe shall, at its sole cost and expense, have the right to defend against such action or claim.

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16.2.3	Neoprobe shall provide to AstraZeneca all reasonable assistance requested by AstraZeneca in connection with any action, claim or suit under this Section 16.2, including allowing AstraZeneca access to Neoprobe’s files and documents and to Neoprobe’s personnel who may have possession of relevant information. In particular Neoprobe shall promptly make available to AstraZeneca, free of charge, all information in its possession or control that it is aware will assist AstraZeneca in responding to any such action, claim or suit.

16.3	Third Party Litigation. In the event of any actual or threatened suit against Neoprobe or its Affiliates, Sublicensees or customers alleging that the Exploitation of Compounds or Licensed Products or that the Exploitation of a Licensed Patent or the Licensed Know-How or any part thereof hereunder infringes the Patent or Intellectual Property Rights of any Person, Neoprobe shall, at its sole cost and expense, assume direction and control of the defence of claims arising therefrom (including the right to settle such claims at its sole discretion); provided, however, that Neoprobe shall obtain the written consent of AstraZeneca prior to ceasing to defend, settling or otherwise compromising such claims with respect to any Patents and Intellectual Property Rights of AstraZeneca.

17	Term and Termination

17.1	Term. This Agreement shall become effective as of the Effective Date and shall continue in effect until such time as Neoprobe no longer owes any royalty payments to AstraZeneca under this Agreement, unless earlier terminated in accordance with this Article 17 or Section 18.4.

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17.2	Termination by Neoprobe. If Neoprobe reasonably determines that it is not feasible for Neoprobe to pursue the development, launch or sale of Licensed Products due to a scientific, technical, regulatory or commercial reasons, including (a) safety or efficacy concerns, including adverse events of the Compounds or Licensed Products, (b) concerns relating to the present or future marketability or profitability of the Licensed Products, (c) reasons related to patent coverage, or (d) existing and anticipated competition in the Field, which renders the Exploitation of the Licensed Product in the Field no longer commercially practicable for Neoprobe in one or more countries, then Neoprobe shall promptly notify AstraZeneca in writing of such determination and provide AstraZeneca with the pertinent information with respect thereto. Promptly following the receipt of such notice from Neoprobe, the Parties shall meet and discuss in good faith any amendments to this Agreement to address Neoprobe’s concerns. If the Parties are not able to agree on such amendments within ninety (90) days and if Neoprobe reasonably believes that it is not feasible for Neoprobe to pursue the development, launch or sale of Licensed Products in the subject country, Neoprobe may terminate the license in such country granted under this Agreement upon ninety (90) days’ prior written notice to AstraZeneca, and upon the effective date of such termination the subject country shall be deleted from the Territory; provided, however, that should such country be a Major Market, or should Neoprobe terminate the license in four or more of the Additional Markets, then upon the effective date of such termination the entire Agreement shall terminate.

17.3	Termination for Material Breach. In the event that either Party (the “Breaching Party”) shall be in material default in the performance of any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement in its entirety or with respect to the country or countries to which such material default applies by sixty (60) days prior written notice (the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate, provided always that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach complained about during the Notice Period (or, if such default cannot be cured within such sixty (60)-day period, if the Breaching Party commences actions to cure such default within the Notice Period and thereafter diligently continues such actions, provided that such default is cured within ninety (90) days after the receipt of such notice), except in the case of a payment default, as to which the Breaching Party shall have only a ten (10)-day cure period; provided, however, that if Neoprobe is in default with respect to its failure to comply with its obligations under Section 5.2 in a Major Market, AstraZeneca shall have the right to terminate this Agreement with respect to such Major Market or with respect to all of Europe if such Major Market is in Europe, subject to the notice and cure provisions of this Section 17.3.

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17.4	Termination by AstraZeneca. In the event that Neoprobe or any of its Affiliates or Sublicensees, anywhere in the world, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy, or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable AstraZeneca shall have the right to immediately terminate this Agreement, including the rights of any Sublicensees, on written notice to Neoprobe; provided, however, that AstraZeneca may not terminate this Agreement by reason of any claim, demand or other action or proceeding made or commenced by Neoprobe for breach of any warranty contained in Section 12.2.

17.5	Change of Control In the event that Neoprobe proposes to enter into a transaction that could result in a Change of Control (a “Proposed Transaction”), where the Person that would acquire control or is otherwise the Person that is the surviving entity, having acquired assets or otherwise having a controlling interest following the transaction concerned as described in Section 1.8 carries out research, development or commercialisation regarding any disease-modifying agent in Alzheimer’s disease, then Neoprobe shall provide AstraZeneca written notice of the Proposed Transaction, including the identity of the other Person and a reasonably detailed description of the material terms of the Proposed Transaction. Upon AstraZeneca’s request Neoprobe shall provide AstraZeneca within fourteen (14) days of such notice an analysis in reasonable detail of its assessment what impact such Proposed Transaction would have on Neoprobe’s strategy and business targets in the area of Alzheimer’s Disease and what, if any, impact this may have on Neoprobe’s ability or ambition to fulfil the terms and purpose of this Agreement. AstraZeneca may within one (1) month of having received such analysis request Neoprobe to take steps which AstraZeneca deems reasonably required to reassure AstraZeneca of Neoprobe’s intention and ability to put similar emphasis behind its Development, Commercialisation and other efforts as prior to such Proposed Transaction. AstraZeneca shall take any analysis by Neoprobe and any suggestions by Neoprobe on the suitability of such proposed efforts into reasonable account. Should AstraZeneca nevertheless reasonably consider that, based on such Neoprobe’s analysis or suggestions, the performance of this Agreement by Neoprobe or its successor will be materially jeopardised by the Proposed Transaction, then AstraZeneca may within six (6) months of having received such Neoprobe’s notice of the Proposed Transaction as mentioned above in this Section 17.5 have the right to terminate this Agreement forthwith. Without prejudice to Neoprobe’s obligations in this regard, should such Change of Control as described above in this Section 17.5 be proposed or take place without Neoprobe having provided notice, AstraZeneca’s right set forth in this Section 17.5 shall equally apply nevertheless and what is stated regarding the Proposed Transaction shall apply regarding such proposed or completed transaction and the timelines shall count from the date when such transaction that could result or has resulted in a Change of Control was publicly announced.

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17.6	Consequences of Termination.

17.6.1	Return of Material; Termination of Rights. Upon expiration of this Agreement pursuant to Section 17.1 or upon termination of this Agreement in its entirety or with respect to one or more countries by either Party pursuant to this Article 17 or Section 18.4 each Party, at the request of the other Party, shall return, or at the election of the other Party, destroy, and thereafter provide the other Party written certification evidencing such destruction, all data, files, records and other materials in its or its Affiliates or, with respect to Neoprobe, Sublicensees, possession or control containing or comprising such other Party’s Information or other Confidential Information and, in each case, to which the returning Party does not retain rights hereunder (except one copy of which may be retained by the returning Party’s General Counsel solely for archival purposes). All rights and licences granted to Neoprobe under this Agreement shall terminate and revert to AstraZeneca, provided that if this Agreement is only terminated with respect to one or more countries, only the rights and licenses with respect to such country or countries shall terminate and revert to AstraZeneca.

17.6.2	Additional Consequences of Termination. In addition to the foregoing, promptly upon the termination of this Agreement in its entirety or with respect to one or more countries by AstraZeneca pursuant to Section 17.3, 17.4, 17.5, or 18.4 or by Neoprobe pursuant to Section 17.2:

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(a)	Neoprobe shall, and shall cause its Affiliates and Sublicensees to, disclose to AstraZeneca any and all Information, including a copy of any documentation in tangible form, that is owned or otherwise Controlled by Neoprobe, its Affiliates or Sublicensees at the time of termination of the Agreement that has been generated by or on behalf of Neoprobe, its Affiliates or Sublicensees with respect to Compounds or Licensed Products and is necessary or reasonably useful to enable AstraZeneca to continue development of a Licensed Product and the commercialisation thereof in the Territory or such country or countries, as applicable, (collectively, the “Neoprobe Product Data”), and AstraZeneca and its Affiliates and sublicensees shall have the right to use such Neoprobe Product Data at its discretion on an exclusive basis to Exploit Compounds and Licensed Products in the Territory or such country or countries, as applicable, provided that any such Neoprobe Product Data shall be subject to the confidentiality obligations set forth in Article 10.

(b)	Neoprobe shall assign, and shall cause its Affiliates and Sublicensees to assign, to AstraZeneca all of their right, title and interest in and to all Regulatory Documentation, including, for the avoidance of doubt, such Regulatory Documentation created by Neoprobe as allowed for under Section 8.3, with respect to the Compounds and Licensed Products in the Territory or such country or countries, as applicable, including any Health Registration Approvals and applications therefor and shall during a period of six (6) months following the effective date of termination provide any necessary assistance to AstraZeneca during its filing or review, if applicable, of applications submitted by Neoprobe or its Affiliates for Health Registration Approvals and for AstraZeneca’s further maintenance of such Health Registration Approvals. In the event this Agreement is terminated only with respect to one or more countries, Neoprobe shall have the right to reference such Regulatory Documentation to Exploit the Compounds and Licensed Products in any remaining countries in the Territory in accordance with this Agreement.

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(c)	Neoprobe and its Affiliates shall and do hereby grant to AstraZeneca an non-exclusive, royalty-free, perpetual, irrevocable right and licence, with the right to grant sublicenses through multiple tiers of sublicensees, under any Grant-Back Patents and, if Neoprobe has commercialised a Licensed Product, the Neoprobe Trademarks, in each case to Exploit the Compounds and Licensed Products in the Territory or such country or countries, as applicable. AstraZeneca shall reimburse Neoprobe for its reasonable costs incurred in the filing, prosecution and maintenance of the Grant-Back Patents and the Neoprobe Trademarks in the Territory or such country or countries, as applicable.

(d)	In order for AstraZeneca to smoothly continue the Exploitation of the Compounds and Licensed Products in the Territory or such country(ies), as applicable, Neoprobe shall, with the limitations set out below and for a maximum period of two (2) years, supply AstraZeneca in a timely manner with sufficient amount of Compound or Licensed Product in the Territory or such country or countries, as applicable, at [*]. The Parties shall separately negotiate in good faith the logistical and other terms and conditions for such supplies.

17.6.3	Remedies. Early termination of this Agreement by a Party shall in no way affect or limit such Party’s right to claim against the other Party for any damages arising out of the breach of this Agreement.

17.7	Accrued Rights; Surviving Obligations.

17.7.1	Survival. The termination of this Agreement shall not relieve the Parties from performing any obligations accrued prior to the date this Agreement terminates. Each Party’s obligations under Sections 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 17.6 and this Section 17.7 and Articles 1, 2, 9, 11, 13, 14, 22, 23 and 30 shall survive the termination or expiration of this Agreement.

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17.7.2	Work-in-Progress. Upon termination of this Agreement in its entirety by AstraZeneca pursuant to Section 17.3, Neoprobe shall be entitled, during the following one hundred and eighty (180) days, to finish any work-in-progress and to sell any inventory of the Licensed Product that remains on hand as of the date of the termination, so long as Neoprobe pays AstraZeneca the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

17.8	Termination Upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

17.9	Rights in Bankruptcy. All rights and licences granted under or pursuant to this Agreement by AstraZeneca to Neoprobe or by Neoprobe to AstraZeneca are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, licences of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States (hereinafter “IP”). The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for IP. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such IP and all embodiments of such IP, which, if not already in such other Party’s possession, shall be promptly delivered to it upon such other Party’s written request therefor.

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18           Force Majeure

18.1        In this Agreement, “Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God, act of the other Party, strike, lock-out or other industrial/labour dispute (other than at the Party prevented), war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid.

18.2        The Force Majeure Party, shall within fifteen (15) days of the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice and to Section 18.1, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement, in whole or in part, nor shall the other Party have the right to terminate this Agreement other than obligations to pay monies due, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required.

18.3        The Force Majeure Party shall take all steps as are necessary to (a) bring the Force Majeure event to a close or (b) find a solution by which the Agreement may be performed despite the continuation of the event of Force Majeure.

18.4        If the Force Majeure Party is prevented from performing its obligations due to a Force Majeure event for a continuous period in excess of sixty (60) days after the date of the occurrence of the Force Majeure event, and such failure to perform would constitute a material breach of this Agreement in the absence of such Force Majeure event, the other Party may terminate this Agreement immediately by written notice to the Force Majeure Party, in which case neither Party shall have any liability to the other except for those rights and liabilities that accrued prior to the date of termination.

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19          Assignment

This Agreement may not be assigned by either Party in whole or in part without the prior written consent of the other Party, except that (a) AstraZeneca without such consent may assign this Agreement and its rights and obligations hereunder to any of its Affiliates, and (b) either Party may assign this Agreement and its rights and obligations hereunder to any successor in interest (whether by merger, acquisition, asset purchase or otherwise), subject to AstraZeneca’s right to terminate this Agreement under Section 17.5 in case of Change of Control of Neoprobe, to all or substantially all of the business to which this Agreement relates. AstraZeneca shall always have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates.

20          Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then, to the fullest extent permitted by Applicable Law and if the rights and obligations of any Party will not be materially and adversely affected: (a) such provision will be given no effect by the Parties and shall not form part of this Agreement, (b) all other provisions of this Agreement shall remain in full force and effect, and (c) the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

21          Governing Law and Arbitration

21.1        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, except for matters of intellectual property law which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

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21.2        Arbitration. Any dispute arising out of or relating to this Agreement shall be settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce. The number of arbitrators shall be three (3), of whom each Party shall appoint one (1). The two arbitrators so appointed will select the third and final arbitrator. The place of arbitration shall be London. The language used in the arbitration proceedings shall be English. The proceedings, including any outcome, shall be confidential. Nothing in this Article 21.2          will preclude any Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. The decision of the arbitrators will be final and binding on the Parties and any decision of the arbitrators may be enforced in any court of competent jurisdiction.

21.3        Attorneys’ Fees and Related Costs . In the event that any legal proceeding is brought to enforce or interpret any of the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees, court costs and expenses of litigation.

22           Notices

22.1        Notice Requirements

Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed), or by internationally recognised overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 22.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Article 22. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second business day (at the place of delivery) after deposit with an internationally recognised overnight delivery service. This Article 22 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

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22.2        Address for Notice

For :       AstraZeneca

AstraZeneca AB

Address:         SE-151 85 Södertälje, Sweden

Facsimile:       +468 553 29000

For the attention of: Vice President SPBD CNS&Pain

With a copy to:

Address:         SE-151 85 Södertälje, Sweden

Facsimile:       +468 553 28812

For the attention of: Assistant General Counsel

For:       Neoprobe

Neoprobe Corporation

Address:  425 Metro Place North, Suite 300, Dublin, OH 43017, United States

Facsimile:  (614) 793 - 7522

To the attention of:  Mark J. Pykett, President and CEO

With a copy to:

Porter Wright Morris & Arthur

Address:  41 South High Street, 28th Floor, Columbus, OH 43215

Facsimile:  (614) 227 - 2100

To the attention of:  William J. Kelly, Jr.

23          Standstill

AstraZeneca hereby agrees that from the Effective Date and for two (2) years thereafter, unless specifically invited in writing by Neoprobe to do so, neither AstraZeneca nor any of its Affiliates will, or will cause or knowingly permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants, or other advisors or representatives to, in any manner, directly or indirectly: (i) effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect or cause or participate in (a) any acquisition of any securities (or beneficial ownership thereof) or assets of Neoprobe; (b) any tender or exchange offer, merger, consolidation or other business combination involving Neoprobe; (c) any recapitalization, restructuring, liquidation, dissolution, sale of assets, or other extraordinary transaction with respect to Neoprobe; or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) or consents to vote any voting securities of Neoprobe; (ii) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to any securities of Neoprobe; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Neoprobe; (iv) take any action which might force Neoprobe to make a public announcement regarding any of the types of matters set forth in (i) above; or (v) enter into any agreements, discussions or arrangements with any Third Party with respect to any of the foregoing. AstraZeneca also agrees during the Term not to request Neoprobe (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 23 (including this sentence). AstraZeneca represents and warrants that neither AstraZeneca nor any of its Affiliates owns, of record or beneficially, any voting securities of Neoprobe, or any securities convertible into or exercisable for any such voting securities. Nothing in this Section 23 shall prohibit AstraZeneca or its Affiliates from owning or making open market purchases of any voting securities of Neoprobe, or any securities convertible into or exercisable for any such voting securities, for purposes of any 401(k) or similar benefit plan maintained by AstraZeneca or its Affiliates for its or their employees, provided that at no time shall the aggregate amount of securities owned under such plans of AstraZeneca and its Affiliates exceed 3% of the outstanding shares of Neoprobe common stock (calculated on a fully diluted basis).

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Notwithstanding the foregoing, nothing in the immediately preceding paragraph shall preclude AstraZeneca or any of its Affiliates from submitting a confidential, non-public proposal to the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of Neoprobe (a) with respect to any transaction of the type referred to in (i) of such paragraph or (b) seeking an amendment or waiver of any provision of such paragraph, or from consulting on a confidential basis with third party advisors with respect to any such proposal. The provisions of the immediately preceding paragraph shall cease to apply: (A) if Neoprobe or any of its Affiliates publicly announces a process designed to solicit offers relating to, or otherwise enters into an agreement or agreement in principle with respect to, one or more transactions that, if consummated, would result in (1) a Third Party acquiring, or having the right to acquire, beneficial ownership of twenty percent (20%) or more of the outstanding voting securities of Neoprobe immediately after such transaction, (2) a sale of all or substantially all of the assets of Neoprobe or any of its Affiliates for an aggregate consideration equal to more than twenty percent (20%) of the market capitalisation of Neoprobe immediately prior to such transaction or (3) a merger, consolidation or any similar extraordinary transaction involving Neoprobe or any of its Affiliates, which, if consummated, would result in the direct or indirect acquisition of more than twenty percent (20%) of the outstanding voting securities of Neoprobe (other than the issuance of new securities by Neoprobe solely in connection with a bona fide capital raising transaction), in each case ((1), (2) and (3)) from the time of such announcement and continuing until one-hundred and twenty (120) days after such time, if any, as the Board of Directors of Neoprobe publicly announces that such agreement or agreement in principle has terminated; (B) in the event a Third Party makes public a tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning than twenty percent (20%) or more of the outstanding voting securities of Neoprobe or all or substantially all of the assets of Neoprobe or any of its Affiliates for an aggregate consideration equal to more than twenty percent (20%) of the market capitalisation of Neoprobe immediately prior to such transaction, from the time such offer, proposal, agreement or agreement in principle is made public and continuing until one-hundred and twenty (120) days after such tender offer or exchange offer expires or is publicly rescinded; or (C) if the Board of Directors of Neoprobe adopts a plan of liquidation or dissolution. Further, nothing in the immediately preceding paragraph shall prevent AstraZeneca or any of its Affiliates from acquiring securities of another pharmaceutical or biotechnology company or other person that beneficially owns any securities of Neoprobe or any of its Affiliates.

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24          Relationship of the Parties

The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

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25          Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement. Each Party confirms that it is not relying on any statements, representations, warranties or covenants of any person (Whether a Party to this Agreement or not) except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Schedules and Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Schedules or Exhibits and this Agreement, the terms of this Agreement shall govern.

26          English Language

This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

27          Amendment

Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of both Parties.

28          Waiver and Non-Exclusion of Remedies

A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. All rights and remedies are cumulative and do not exclude any other right or remedy provided by law or otherwise available.

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29          No Benefit to Third Parties

Except for any rights and immunities granted in this Agreement to any AstraZeneca Affiliates, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. Except as set forth in Article 19, no Person who is not a party to this Agreement (including any Affiliate, employee, officer, agent, representative, Sublicensee or subcontractor of either Party) shall have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that Person without the express prior agreement in writing of the Parties, which agreement must refer to this Article 29.

30          Further Assurance

Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

31          Expenses

Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

32          Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) shall be as effective as an original executed signature page.

THIS AGREEMENT IS EXECUTED by the authorised representatives of the Parties as of the date first written above.

SIGNED for and on behalf of AstraZeneca AB (publ)		SIGNED for and on behalf of Neoprobe Corporation

Signature /s/ Anders Buren		Signature /s/ Brent L. Larson
Name:	Anders Buren	Name:	Brent L. Larson
Title:	Authorised Signatory	Title:	Sr. VP & CFO

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Schedule 1

AZD4694 Compound

[18F]AZD4694

Structural formula

Molecular formula	C14H11[18]FN2O2

Relative molecular mass	M.W = 257.26 g/mol

Chirality/stereochemistry	N/A

Systematic chemical name (IUPAC)	2-(2-[18F]Fluoro-6-methylamino-pyridin-3-yl)-benzofuran-5-ol

(CAS) registry number	1211333-21-9

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Schedule 2

AZD4694 Global Development Plan

[*]

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Schedule 3

Licensed Know-How

Preclinical

Medicinal chemistry [*]

Pharmacokinetics [*]

Pharmacology [*]

Toxicology [*]

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Pharmaceutical Development

[*]

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Clinical

Approvals

[*]

Informed Consent Forms

[*]

Protocols

[*]

Report [*]

[*]

Case Report Form [*] Study [*]

[*]

Case Report Form [*] Study [*]

Case Report Form

Case Report Form Banner Study [*]

Case Report Form

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Regulatory

Copy of all submission documents and correspondence in relation to Clinical Trial Application: [*]

Copy of all submission documents and correspondence in relation to Clinical Trial Application: [*]

Copy of all submission documents, correspondence and amendments to the [*]

[*]

[*]

[*]

[*]

Current version Clinical Summaries: [*]

Current version Nonclinical Summaries: [*]

Investigator's Brochure edition 1

Investigator's Brochure edition 2

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Schedule 4

Licensed Patents

Family List – External

Docket Number	[*]

Att.Attorney	[*]

Inventor(s)	[*]

Title	[*]

Country     Sort No.     Filing      Case Type     Convention Type     Application No     Application Dt     Patent No     Grant Dt     Expiration Dt     Status

[*]

25 October 2011         Page 1

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Family List – External

Country     Sort No.     Filing      Case Type     Convention Type     Application No     Application Dt     Patent No     Grant Dt     Expiration Dt     Status

[*]

25 October 2011         Page 2

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Family List – External

Docket Number	[*]

Att.Attorney	[*]

Inventor(s)	[*]

Title	[*]

Country     Sort No.     Filing      Case Type     Convention Type     Application No     Application Dt     Patent No     Grant Dt     Expiration Dt     Status

[*]

25 October 2011         Page 1

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Family List – External

Country     Sort No.      Filing      Case Type     Convention Type     Application No     Application Dt     Patent No     Grant Dt     Expiration Dt     Status

[*]

25 October 2011         Page 2

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Schedule 5

Study Plans

List of AstraZeneca sponsored studies AZD4694

Study	FSI	Study report

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

Study	FSI	Study report

[*]	[*]	[*]

[*]	[*]	[*]

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Schedule 6

ISS Studies

List of Investigator Sponsor Studies AZD4694

Study	FSI	Study report Estimated

[*]	[*]	[*]

[*]	[*]	[*]

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Exhibit 1

Short-Form Patent Licence Agreement

Date:

Parties:

(1)         ‘The Licensor’: ____________ having its registered office at __________.

(2)         ‘The Licensee’: ____________ having its registered office at __________.

Recitals:

By an Agreement (‘the Main Agreement’) dated _________________ and made between the Licensor and the Licensee the Licensor granted for the consideration therein contained to the Licensee a licence under [UK Patent No ________________] [European Patent (UK) No ________________] (‘the Patent’).

Operative provisions:

1.           In pursuance of the Main Agreement and for the consideration referred to in the Main Agreement the Licensor hereby confirms the grant to the Licensee of the exclusive licence from the Effective Date for the term specified in the Main Agreement to manufacture, market, sell and otherwise dispose of Licensed Products (as defined in the Main Agreement) for the life of the Patent and subject to the provisions of the Main Agreement.

2.           Subject as provided in the Main Agreement this Licence shall terminate without notice in the event of the termination for any reason of the Main Agreement. [Drafting Note: This is not always the case. This provision may need to be modified depending on the termination provisions in the Main Agreement.]

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IN WITNESS of which this Agreement has been executed as a deed and delivered the day and year first above written.

EXECUTED as a Deed by _________________ acting by:
[name of director] and:
[name of director/secretary]

EXECUTED as a Deed by _________________ acting by:
[name of director] and:
[name of director/secretary]

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Exhibit 2

Press Release

Neoprobe Licenses AstraZeneca Imaging Agent for Amyloid Detection to Aid Diagnosis of Alzheimer’s Disease

Dublin, Ohio –December 12, 2011 – Neoprobe Corporation (NYSE Amex: NEOP) today announced that it has in-licensed the worldwide exclusive rights from AstraZeneca to the late-stage radiopharmaceutical imaging candidate, AZD4694, for aiding the diagnosis of Alzheimer’s disease (AD).

AZD4694 is a Fluorine-18 labeled precision radiopharmaceutical candidate for use in the imaging and evaluation of patients with signs or symptoms of cognitive impairment such as AD. It binds to Beta-amyloid deposits in the brain that can then be imaged in positron emission tomography (PET) scans. Amyloid plaque pathology is a required feature of AD diagnosis and the presence of amyloid pathology is a supportive feature for diagnosis of probable AD. Patients who are negative for amyloid pathology do not have AD.

Clinical studies in more than 70 patients suggest that AZD4694 has the ability to image patients quickly and safely with high sensitivity. Importantly, AZD4694 exhibits low background and white matter uptake, thereby providing clear images of Beta-amyloid deposits. Neoprobe intends to initiate a Phase III clinical program in early 2013, while simultaneously building the requisite safety and training database. Patents and patent applications filed around the world related to AZD4694 are effective until 2028.

“To gain the recognition of AstraZeneca through a rigorous licensing process and secure such a promising late-stage imaging asset is a strong endorsement of our development capability and focus,” commented Neoprobe’s Executive Vice President and Chief Business Officer, Thomas Tulip, Ph.D. “We believe AZD4694 has a compelling global commercial outlook and should beneficially facilitate development of more effective disease-modifying therapies for Alzheimer´s disease. This potentially powerful second-generation agent with apparent best-in-class properties has demonstrated strong performance attributes. We believe AZD4694 imaging may be quite useful as an adjunct measure in the diagnosis of this large, growing disease and may allow patients to seek earlier, and therefore potentially more effective, treatment options.”

“The discovery and development of new treatments for Alzheimer’s disease is a top priority for AstraZeneca. This alliance couples Neoprobe’s expertise in diagnostic imaging with our own expertise in the discovery and development of innovative medicines, and will further expand our ability to evaluate new treatments for Alzheimer’s disease in the future,” said Christer Köhler, Vice President and Head of CNS & Pain Innovative Medicines at AstraZeneca.

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“New Alzheimer’s disease imaging agents are potentially powerful tools in aiding the diagnosis of AD and evaluation of new drugs aiming to modify amyloid plaque levels and possibly alter disease progression. Having worked in the development of first-generation agents, early data suggests that AZD4694 may have imaging performance and convenience attributes making it a best-in-class prospect for accurate and earlier disease definition,” said Dr. Kenneth Marek, Chief Executive Officer and Co-Founder of Molecular NeuroImaging (MNI). MNI is a world leader in neuroscience and radiopharmaceutical imaging for the diagnosis and monitoring of neurological and neuropsychiatric disorders. MNI will be a key collaborator with Neoprobe in the clinical development of AZD4694.

Financial terms of the in-licensing agreement include an upfront payment of $5 million to AstraZeneca and a series of contingent milestone payments including up to $6.5 million in potential payments based on the achievement of clinical development and regulatory filing milestones and up to additional $11 million due following the receipt of regulatory approvals and the initiation of commercial sales. In addition, Neoprobe will pay AstraZeneca royalties on net sales of the approved product. AstraZeneca retains the right to use AZD4694 in clinical trials to support development of potential treatments for Alzheimer’s disease.

“Licensing this important asset is consistent with the growth strategy to build out our precision radiopharmaceutical pipeline and transform Neoprobe into a leader in the development and commercialization of targeted diagnostic agents,” stated Dr. Mark Pykett, Neoprobe’s President and CEO. “We are encouraged to have secured a high-quality, late-stage asset from a world-class partner for a large and growing disease in a patient community with significant unmet medical need. We are pleased to have structured an agreement for an asset that we believe will return substantial value to our shareholders and where a significant part of the future compensation is based on the product’s approval and ultimately product sales. We look forward to collaborating with AstraZeneca on the progress of this agent and assisting them in the development of their Alzheimer’s disease therapeutics.”

Neoprobe’s President and CEO, Dr. Mark Pykett, Executive Vice President and CBO, Dr. Thomas Tulip, and Senior Vice President and CFO, Brent Larson, will discuss the license transaction during a conference call with the investment community scheduled for tomorrow morning, December 13, 2011 at 8:30 AM EST. The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date: Time: Toll-free (U.S.) Dial in # : International Dial in # :	Dec. 13, 2011 8:30 AM ET (877) 407-8033 (201) 689-8016	Available until: Toll-free (U.S.) Dial in # : International Dial in # : Replay passcode: Account #: Conference ID #:	Dec. 27, 2011 (877) 660-6853 (201) 612-7415 286 384608

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About Alzheimer’s

Alzheimer’s disease (AD) is a progressive and fatal neurodegenerative disease which affects a person’s memory and ability to learn, reason, communicate and carry out daily activities. Increasing age is the greatest risk factor for AD and there is no prevention or cure. The World Health Organization estimates that Alzheimer’s disease affects over 24,000,000 people worldwide. Currently in the U.S. alone, there are over 5 million Alzheimer’s patients with estimates that by 2050, as many as 16 million Americans could have the disease according to the Alzheimer’s Association. Among the brain changes believed to contribute to the development of Alzheimer’s are the accumulation of the protein beta-amyloid outside nerve cells (neurons) in the brain and the accumulation of the protein tau inside neurons. Approximately 75 to 100 experimental therapies aimed at diagnosing, slowing or stopping the progression of Alzheimer’s are now in human clinical trials.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business with a primary focus on the discovery, development and commercialisation of prescription medicines for gastrointestinal, cardiovascular, neuroscience, respiratory and inflammation, oncology and infectious disease. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com

About Neoprobe

Neoprobe Corporation (NYSE Amex: NEOP) is a biopharmaceutical company focused on the development and commercialization of precision diagnostics and radiopharmaceutical agents. Neoprobe is actively developing three radiopharmaceutical agent platforms – Lymphoseek®, AZD4694 and RIGScanTM CR – to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making and ultimately patient care. Neoprobe’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline through selective acquisitions, global partnering and commercialization efforts. For more information, please visit www.neoprobe.com.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Neoprobe Corporation — Brent Larson, Sr. VP & CFO – (614) 822-2330

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